EXECUTION COPY

Agreement and Plan of Merger
dated as of July 21, 2009
among
Energy Conversion Devices, Inc.
SIT Acquisition Co.
and
Solar Integrated Technologies, Inc.

-ii-

-iii-

-iv-

Agreement and Plan of Merger (this “Agreement”), dated as of July 21, 2009, among Energy Conversion Devices, Inc., a Delaware corporation (“Parent”), SIT Acquisition Co., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Solar Integrated Technologies, Inc., a Delaware corporation (the “Company”).
Introduction
          The respective Boards of Directors of Parent, Merger Sub and the Company have unanimously approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement.
          In furtherance of such acquisition, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable the merger (the “Merger”) of Merger Sub into the Company, on the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”) not owned by Parent, Merger Sub or the Company as of the Effective Time shall be converted into the right to receive the Merger Consideration.
          Concurrently with the execution of this Agreement and as an inducement to and condition of Parent’s willingness to enter into this Agreement, each of the stockholders of the Company listed on Schedule I is entering into a Voting Agreement, dated as of the date hereof (the “Voting Agreement”), the form of which is attached as Exhibit A, pursuant to which, among other things, each such stockholder agrees to vote its shares of Company Common Stock in favor of this Agreement, the Merger and the other transactions contemplated by this Agreement.
          In consideration of the foregoing and of the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:
ARTICLE 1
DEFINITIONS
          SECTION 1.1. Definitions.
          (a) As used in this Agreement, the following terms have the respective meanings set forth below:
          “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.
          “AIM” means AIM, the market of that name operated by the London Stock Exchange.

          “AIM Rules for Companies” means the AIM Rules for Companies (including, without limitation, any guidance or notes or statements of practice) published by the London Stock Exchange which govern the rules and responsibilities of companies whose shares are admitted to trading on AIM, as amended from time to time.
          “Business Day” means any day other than Saturday, Sunday or any day on which commercial banks in New York, New York are authorized or required to close.
          “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
          “Company Board” means the Board of Directors of the Company.
          “Company Charter Documents” means the Amended and Restated Certificate of Incorporation and the Amended and Restated By-laws of the Company.
          “Company Employee Benefit Plan” means any plan, program, policy, practice, agreement or arrangement that is not required by Law and provides compensation or benefits in any form to any current or former employee, officer, director, independent contractor or consultant of the Company or any of the Company Subsidiaries (or any ERISA Affiliate of the Company or a Company Subsidiary) or any beneficiary or dependent thereof, whether written or unwritten, formal or informal, including any other pension, profit-sharing, bonus, incentive compensation, deferred compensation, vacation, sick pay, stock purchase, stock option, phantom equity, severance, employment, consulting, independent contractor, unemployment, hospitalization or other medical, dental, vision, life, or other insurance, long- or short-term disability, change of control, fringe benefit, cafeteria plan or any other plan, program, policy, agreement or arrangement.
          “Company Financial Advisor” means Thomas Weisel Partners LLC.
          “Company Intellectual Property” means all Intellectual Property owned by or licensed to the Company or any Company Subsidiary.
          “Company Material Adverse Effect” means (a) any event, condition, change or occurrence that, individually or in the aggregate with all other events, conditions, changes, occurrences or developments of a state of facts, is materially adverse to (i) the business, operations, properties, assets, liabilities (contingent or otherwise), long-term condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries considered as a single enterprise or (ii) the ability of the Company to perform its obligations under this Agreement in compliance with its terms or to consummate the Transactions or (b) the Company’s incurrence, after the date hereof, of liabilities that in the aggregate are greater than $2,000,000 (excluding liabilities knowingly incurred by the Company from actions that are permitted by Section 6.1(b)) and that the Company would be required under GAAP to record on its balance sheet because it is “probable” and its amount is “reasonably estimable” (in each within the meaning of Statement of Financial Accounting Standards No. 5); provided, however, that no such event, condition, change, occurrence or liability that is caused by any of the following shall be deemed in and of itself, either alone or in combination, to constitute, and no such event, condition, change, occurrence or liability shall be considered in determining whether there is a Company Material Adverse Effect: (A) changes in any applicable Law or GAAP, (B) natural disasters or acts of terrorism or war occurring after the date hereof (and in each case to the extent that such acts do not have a materially disproportionate effect on the Company and the Company Subsidiaries, considered as a single enterprise), (C) changes or developments in financial, credit or securities markets, general economic or business conditions, or political or regulatory conditions, in each case globally or in the United States, United Kingdom or Europe (and in each case to the extent that such changes or developments do not have a materially disproportionate effect on the Company and the Company Subsidiaries, considered as a single enterprise), (D) changes affecting any of the industries in which the Company and the Company Subsidiaries operate (and in each case to the extent that such changes do not have a materially disproportionate effect on the Company and the Company Subsidiaries, considered as a single enterprise), (E) any change in the market price or trading volume of the Company Common Stock, in and of itself (it being understood that any event, condition, change or occurrence that may have caused or contributed to any such change may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred, except to the extent such event, condition, change or occurrence is within the scope of any other clause of this proviso), (F) any cancellations of or delays in customer orders, any reduction in sales, any disruption in (or loss of) supplier, distributor, partner or similar relationships or any loss of employees or any claims made or any litigation filed or announced that challenges any of the Transactions or any actions taken by the Board or the Company in connection therewith, in each case that is caused by the pendency or announcement of the Transactions (provided, however, that any direct legal or contractual consequence of the execution of this Agreement or the consummation of the Transactions existing as of the date hereof that has not been disclosed to Parent in this Agreement or the Company Disclosure Letter shall not be excluded under this clause (F)), (G) the taking by the Company of any action expressly required by this Agreement, (H) the forbearance by the Company from any taking any action expressly prohibited by this Agreement, (I) any failure of the Company to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates of earnings or revenues, or business plans (it being understood that any event, condition, change or occurrence that may have caused or contributed to any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred, except to the extent such event, condition, change or occurrence is within the scope of any other clause of this proviso), or (J) or any of the specific events or circumstances described on Schedule II.
          “Company Subsidiaries” means the Subsidiaries of the Company.
          “Confidentiality Agreement” means the confidentiality letter agreement, dated November 3, 2008, between Parent and the Company.
          “Constituent Corporations” means, collectively, the Company and Merger Sub.
          “Contract” means any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract, purchase order or other agreement, instrument or obligation, excluding in each case any of the foregoing that have been terminated or fully performed.

          “Convertible Notes” means the $8 million of 6.5% Convertible Notes Due November 1, 2010, issued by the Company pursuant to the Note Purchase Agreement, dated as of November 4, 2005, by and among, inter alia, the Company and Goldman Sachs International, as amended by the First Amendment to Note Purchase Agreement, dated as of December 20, 2007.
          “Copyrights” means (i) all copyrights (including copyrights in any package inserts, marketing or promotional materials, labeling information or other text provided to consumers), whether registered or unregistered throughout the world, (ii) any registrations and applications therefor, (iii) all rights and priorities with respect to the foregoing afforded under any international treaty, convention, or the like, (iv) all extensions and renewals of any of the foregoing, and (v) any rights similar to the foregoing in any country, including moral rights.
          “DGCL” means the Delaware General Corporation Law.
          “Environmental Laws” means any federal, foreign, state or local statute, law, code, or legal requirement, including regulations, rules, orders, judgments, judicial decisions, permits, licenses, approvals, ordinances, injunctions, directives and the common law, pertaining or relating to pollution, the environment, natural resources, the protection of the environment, or human health and safety, including any of the foregoing pertaining to (i) the presence, receipt, manufacture, processing, generation, use, distribution, transport, shipment, treatment, handling, storage, disposal, removal or remediation of any Hazardous Substance, (ii) air, water (including ground, surface and drinking water), land surface or subsurface strata, sediment, noise, or odor pollution, (iii) the release or threatened release into the environment of any Hazardous Substance, including emissions, discharges, injections, spills, escapes, dumping or leaching of any Hazardous Substance, (iv) the protection of natural resources, including wildlife, marine sanctuaries, wetlands and all endangered and threatened species, (v) storage tanks, vessels and containers whether above- or underground, abandoned, disposed or discarded barrels, containers and other closed receptacles, or (vi) the protection of humans from harmful exposure to environmental hazards.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
          “Expenses” means all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers) incurred by Parent or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the Voting Agreement and the Transactions.
          “GAAP” means United States generally accepted accounting principles.
          “Governmental Authority” means any Federal, state, local or foreign governmental or regulatory (including the London Stock Exchange and any other stock exchange) authority.

          “Hazardous Substance” means, whether alone or in combination and whether solid, liquid or gaseous, (i) any “hazardous substance,” as defined by the Comprehensive Environmental Response, Compensation, and Liability Act, (ii) any “hazardous waste,” as defined by the Resource Conservation and Recovery Act, and (iii) any chemical, pollutant, contaminant, waste, or hazardous, dangerous or toxic material or substance, special waste, mutagenic or carcinogenic material or substance, or terms of similar import including asbestos and asbestos containing material, buried contaminants, regulated chemicals, flammable explosives, radiation and radioactive materials, polychlorinated biphenyls, oil, petroleum and petroleum products and by-products, lead and lead-based paint, pesticides, natural or synthetic gas, nuclear fuel, nuclear material, urea formaldehyde, bacteria, fungi, mold or any material subject to regulation, investigation, control or remediation under any applicable Law or could give rise to liability or an obligation to remediate under any Law, all as amended or hereafter amended.
          “Intellectual Property” means Trademarks, Internet Property, Software, Copyrights, Patents, Know-How and Trade Secrets.
          “Internet Property” means all URLs, internet protocol addresses and corresponding domain names, including all registrations and applications therefor.
          “Know-How” means any proprietary or nonproprietary information related to the manufacture, preparation, development, or commercialization of a product, including data, product specifications, processes, product designs, plans, inventions, formulae, physical, analytical, stability, safety, quality assurance, quality control information, technical information, research information, and all other confidential or proprietary technical and business information, whether or not embodied in any documentation or other tangible materials.
          “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.
          “London Stock Exchange” means London Stock Exchange plc.
          “Non-Owned Company Intellectual Property” means Company Intellectual Property licensed to the Company or any Company Subsidiary or in which the Company or any Company Subsidiary otherwise possesses sufficient legal enforceable rights to use, but not including Owned Company Intellectual Property.
          “Option Consideration” means, with respect to any share of Company Common Stock issuable under a particular Option, an amount equal to (i) the Merger Consideration per share of Company Common Stock less (ii) the exercise price payable in respect of each share of Company Common Stock issuable under such Option.
          “Options” means any option granted, and, immediately before the Effective Time not exercised, expired or terminated, to a current or former employee, director or independent contractor of the Company or any of the Company Subsidiaries or any former Subsidiary of the Company or predecessor thereof to purchase shares of Company Common Stock pursuant to the Stock Plans.

          “OTS Software License” means a license for off-the-shelf personal computer software that is commercially available under non-discriminatory pricing terms on a retail basis.
          “Owned Company Intellectual Property” means Company Intellectual Property in which the Company or any Company Subsidiary has or purports to have an ownership interest.
          “Parent Material Adverse Effect” means a material adverse effect on the ability of either Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Merger and the other Transactions.
          “Patents” means (i) all national, regional and international patents and patent applications, including provisional patent applications, (ii) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, substitutions, provisionals, converted provisionals, and continued prosecution applications, (iii) any and all patents that have issued or in the future issue from the foregoing patent applications described in clauses (i) and (ii), including utility models, petty patents and design patents and certificates of invention, and (iv) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications described in clauses (i), (ii) and (iii).
          “Permitted Lien” means (i) Liens for Taxes, assessments or similar charges incurred in the ordinary course of business that are not yet due and payable or the amount of which is being contested in good faith, (ii) deposits made in the ordinary course of business, (iii) Liens of mechanics, materialmen, warehousemen or similar Liens securing obligations incurred in the ordinary course of business that are not yet due and payable, (iv) purchase money Liens and Liens securing rental payments under capital lease arrangements or similar Liens securing obligations incurred in the ordinary course of business that are not yet due and payable, and (v) Liens and encumbrances which are incurred in the ordinary course of business and which do not in the aggregate materially detract from the value of the related assets or properties or materially impair the use thereof in the operation of such business.
          “Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or other entity.
          “Section 262” means Section 262 of the DGCL.
          “Software” means computer software programs, including all source code, object code, specifications, databases, screen designs and documentation related to such programs.
          “Stock Plans” means the Company’s 2004 Amended and Restated Stock Option Plan, as amended.
          “Subsidiary” means, with respect to any Person, another Person, an amount of the voting securities or other voting ownership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

          “Subsidiary Documents” means the certificate of incorporation and by-laws (or comparable organizational documents) of each of the Company Subsidiaries.
          “Superior Proposal” means any bona fide written offer obtained after the date hereof and not in breach of this Agreement to acquire, in exchange for cash, stock or other property, directly or indirectly, more than 50% of the outstanding voting equity securities of the Company (by purchase, merger, consolidation or otherwise) or all or substantially all of the assets of the Company and the Company Subsidiaries on a consolidated basis, and is on terms that the Company Board determines in its good faith judgment (after consultation with outside counsel and receiving the advice of the Company Financial Advisor or another financial advisor of nationally recognized reputation), taking into account all relevant factors, (i) would, if consummated, result in a transaction that is more favorable to the holders of Company Common Stock from a financial point of view than the Transactions (including the terms of any proposal by Parent to modify the terms of the Transactions) because the value of the consideration provided to the holders of the Company Common Stock in such offer is superior to the consideration provided to the holders of the Company Common Stock in the Transactions (including the terms of any proposal by Parent to modify the terms of the Transactions) and (ii) is reasonably capable of being completed on the terms proposed.
          “Surviving Corporation” means the corporation surviving the Merger after the Effective Time.
          “Takeover Proposal” means any inquiry, proposal or offer from any Person (other than Parent, Merger Sub or any of their Affiliates) or “group” (as defined in Section 13(d) of the Exchange Act) relating to (i) the direct or indirect acquisition (including by way of a license) (whether in a single transaction or a series of related transactions) of assets of the Company and the Company Subsidiaries (including securities of Company Subsidiaries) equal to 15% or more of the Company’s consolidated assets or to which 15% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (ii) the direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 15% or more of any class of equity securities of the Company, (iii) a tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 15% or more of any class of equity securities of the Company, or (iv) a merger, consolidation, share exchange, business combination, liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving the Company or any of the Company Subsidiaries, in each case, other than the Transactions.
          “Tax Return” means any report, return, statement, declaration or other written information required to be supplied to a taxing or other Governmental Authority in connection with Taxes.
          “Taxes” means all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including income, franchise, profits, corporations, advance corporation, gross receipts, transfer, excise, property, sales, use value-added, ad valorem, license, capital, wage, employment, payroll, withholding, social security, severance, occupation, import, custom, stamp, alternative, add-on minimum, environmental or other governmental taxes or charges, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions to tax applicable or related thereto.
          “Trade Secrets” means trade secrets (as defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), Know-How, business and technical information, other non-public information and confidential information and rights to limit the use or disclosure thereof by any Person.
          “Trademark” means (i) all trademarks, trade names, trade dress, service marks, logos, trade styles, certification marks, collective marks, designs, industrial designs and other identifiers of source and all other general intangibles of a like nature, whether registered or unregistered, (ii) all registrations and applications for any of the foregoing, (iii) all extensions or renewals of any of the foregoing, (iv) all of the goodwill connected with the use of and symbolized by the foregoing, (v) all rights and priorities afforded under the United States “common law,” under the “common law” of any other country or jurisdiction, or under any international treaty, convention, or the like, and (vii) any rights similar to the foregoing in any country.
          “Transactions” means the Merger and the other transactions contemplated by this Agreement.
          “WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar provision of state law that applies to the Company or the Company Subsidiaries.
          “Warrant” means a Common Stock Purchase Warrant issued by the Company pursuant to (i) the Warrant issued December 20, 2006, to Mirabaud Securities Limited, (ii) the Warrant issued December 20, 2006, to KBC Peel Hunt Ltd, (iii) the Warrant issued December 20, 2006 (as amended), to Wind City, Inc., (iv) the Warrant issued December 30, 2005 (as amended), to General Electric Capital Corporation and (v) the Warrant issued May 7, 2004, to KBC Peel Hunt Ltd.
          (b) The following terms are defined in the following sections of this Agreement:

Term	Section
Agreement	Preamble
AIM Enforcement Procedure	4.14	(b)
Appraisal Shares	3.2	(c)
Balance Sheet Date	4.5	(a)
Bankruptcy and Equity Exception	4.3	(a)
Certificate of Merger	2.4
Certificates	3.3	(b)
Closing	2.3
Closing Date	2.3
Company	Preamble
Company Adverse Recommendation Change	7.6	(c)

Term	Section
Company Common Stock	Introduction
Company Disclosure Letter	4
Company ERISA Affiliates	4.10	(a)
Company Financial Statements	4.5	(a)
Company Recommendation	7.1	(b)
Company Stockholders Meeting	7.1	(b)
D&O Insurance	7.7	(b)
Effective Date	2.4
Effective Time	2.4
Environmental Permits	4.13	(a)
Exchange Fund	3.3	(a)
Indemnified Party	7.7	(a)
Interim Balance Sheet	4.5	(a)
Interim Financial Statements	4.5	(a)
Judgment	4.3	(c)
Law	4.3	(c)
Lease	4.16	(a)(v)
Leased Real Property	4.18	(b)
Material Contract	4.16	(a)
Maximum Amount	7.7	(b)
Merger	Introduction
Merger Consideration	3.2	(a)
Merger Sub	Preamble
Outside Date	9.1	(b)
Owned Software	4.15	(k)
Parent	Preamble
Paying Agent	3.3	(a)
Permits	4.1	(a)
Proceedings	4.8	(a)
Proxy Circular	7.1	(a)
Representatives	7.6	(a)
Required Company Stockholder Vote	4.3	(a)
Superior Proposal Notice	9.1	(h)
Termination Fee	9.3	(b)
Third Party Beneficiaries	10.7	(b)
UK Laws	4.3	(e)
Voting Agreement	Introduction

ARTICLE 2
THE MERGER
          SECTION 2.1. The Merger. At the Effective Time, in accordance with this Agreement and the DGCL, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation.
          SECTION 2.2. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.
          SECTION 2.3. Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (East Coast time) on a date to be specified by the parties, which shall be no later than the second Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article 8 (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived on the Closing Date), at the offices of Covington & Burling LLP, 1201 Pennsylvania Avenue, N.W., Washington, DC 20004, unless another time, date or place is agreed to in writing by the parties hereto (such date upon which the Closing occurs, the “Closing Date”).
          SECTION 2.4. Consummation of the Merger. As soon as practicable after the Closing, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger (the time and date the Merger becomes effective being the “Effective Time” and “Effective Date,” respectively).
          SECTION 2.5. Organizational Documents; Directors and Officers.
          (a) The certificate of incorporation of the Surviving Corporation shall be amended at the Effective Time to be in the form of the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein and under the DGCL, except that the name of the Surviving Corporation may be changed to a name to be specified by Parent. The By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided therein and under the DGCL. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall serve until the earlier of their resignation, removal or death or their respective successors are duly elected or appointed and qualified, as the case may be. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall serve until the earlier of their resignation, removal or death or until their respective successors have been duly elected or appointed and qualified, as the case may be.

          (b) If requested by Parent prior to the Effective Time, the Company shall use its reasonable best efforts to cause the directors of each of the Company Subsidiaries (or certain of the Company Subsidiaries as indicated by Parent) to tender their resignations as directors, effective as of the Effective Time and to deliver to Parent written evidence of such resignations at or prior to the Effective Time.
ARTICLE 3
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
CORPORATIONS; EXCHANGE OF CERTIFICATES
          SECTION 3.1. Conversion of Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, each share of Merger Sub capital stock will be converted into and become one fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.
          SECTION 3.2. Conversion of Company Common Stock At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of shares of Company Common Stock:
          (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) any shares to be canceled pursuant to Section 3.2(b) and (ii) any Appraisal Shares) shall be canceled and shall be converted automatically into the right to receive 6.75 pence in cash (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with Section 3.3, without interest.
          (b) Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by Merger Sub, Parent or any wholly-owned Subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.
          (c) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such shares (“Appraisal Shares”) pursuant to, and who complies in all respects with, Section 262 shall not be converted into the right to receive Merger Consideration as provided in Section 3.2(a), but rather the holders of Appraisal Shares shall be entitled to payment of the fair value of such Appraisal Shares in accordance with Section 262 (and at the Effective Time, such Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holders shall cease to have any right with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with Section 262); provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 3.2(a). The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Any portion of the Merger Consideration made available by the Paying Agent pursuant to Section 3.3(a) to pay for Appraisal Shares shall be returned to Parent upon demand.
          SECTION 3.3. Exchange of Certificates.
          (a) Paying Agent. Prior to the Effective Time, Parent shall enter into an agreement with such bank or trust company as may be designated by Parent and reasonably acceptable to the Company (the “Paying Agent”), which shall provide for the payment of Merger Consideration in accordance with the terms of this Section 3.3. Parent shall deposit with the Paying Agent in accordance with this Article 3, the cash necessary to pay for the shares of Company Common Stock converted into the right to receive Merger Consideration (the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose. Such Merger Consideration deposited with the Paying Agent shall, pending its disbursement to holders of shares of Company Common Stock, be invested by the Paying Agent as directed by Parent. Any net profit resulting from, or interest or income produced by, such amounts on deposit with the Paying Agent will be payable to Parent.
          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) whose shares were converted into the right to receive the Merger Consideration pursuant to Section 3.2, (i) a letter of transmittal in the form attached as Exhibit B hereto and (ii) instructions for use in surrendering the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall receive in exchange therefor the amount of cash which the shares of Company Common Stock theretofore represented by such Certificate entitle such holder to receive pursuant to the provisions of this Article 3 and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender in accordance with this Section 3.3 the Merger Consideration into which the shares of Company Common Stock shall have been converted pursuant to Section 3.2. No interest shall be paid or shall accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article 3.
          (c) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Article 3 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Company of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article 3, except as otherwise provided by Law.
          (d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains unclaimed by the holders of Certificates for 12 months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates who have not theretofore complied with this Article 3 shall thereafter look only to Parent (subject to abandoned property, escheat or similar Laws, as general creditors thereof) for payment of their claim for Merger Consideration.
          (e) No Liability. None of Parent, Merger Sub, the Company or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any amounts payable pursuant to this Article 3 would otherwise escheat to or become the property of any Governmental Authority), any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
          (f) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto pursuant to this Agreement.
          (g) Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent and paid to the appropriate taxing authorities, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent.

          SECTION 3.4. Company Options. As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee thereof administering the Stock Plans) shall adopt such resolutions or take such other actions as may be required to provide that each Option granted under the Stock Plans and outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) shall be canceled and terminated and converted at the Effective Time into the right to receive a cash amount equal to the Option Consideration for each share of Company Common Stock then subject to the Option, or, if the Option Consideration shall be a negative number, no such cash payment shall be due and owing. Except as otherwise provided below, any Option Consideration due and owing shall be paid as soon after the Closing Date as shall be practicable. Notwithstanding the foregoing, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any Option Consideration otherwise payable such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. Prior to the Effective Time, the Company shall make any amendments to the terms of the Stock Plans that are necessary to give effect to the transactions contemplated by this Section 3.4. Prior to the Effective Time, the Company shall take all actions necessary to terminate all of its Stock Plans, such termination to be effective at or before the Effective Time.
          SECTION 3.5. Warrants. Prior to the Effective Time, the Company shall use reasonable best efforts to provide that each Warrant that is outstanding immediately prior to the Effective Time and is not exercised prior to the Effective Time shall cease to represent a right to acquire shares of the Company Common Stock and shall be converted, at the Effective Time, into the right to receive (upon surrender of the warrant certificate) an amount in cash, without interest, equal to the product of (a) the amount, if positive, by which the Merger Consideration exceeds the per share exercise price of such Warrant and (b) the number of shares of Company Common Stock issuable upon exercise of such Warrant.
          SECTION 3.6. Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either of the Constituent Corporations, the officers and directors of the Surviving Corporation are fully authorized in the name of each Constituent Corporation or otherwise to take, and shall take, all such lawful and necessary action.
          SECTION 3.7. Adjustments to Prevent Dilution. In the event that the Company changes the number of shares of Company Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted; provided, however, that no such adjustment shall be made as a result of the issuance of Company Common Stock in connection with the conversion or exercise of any securities convertible or exchangeable into or exercisable for shares of Company Common Stock issued and outstanding as of the date hereof or in any transaction permitted by Section 6.1.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          Except as set forth on the disclosure letter delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”), which Company Disclosure Letter identifies the Section (or, if applicable, subsection) of this Agreement to which such exception relates (provided, however, that any disclosure contained in any section of the Company Disclosure Letter shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is reasonably and readily apparent that such disclosure is applicable to such other Section of this Agreement), the Company hereby represents and warrants to Parent and Merger Sub as follows:
          SECTION 4.1. Organization.
          (a) Each of the Company and the Company Subsidiaries is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of the Company and the Company Subsidiaries has all requisite power and authority necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted. The Company Charter Documents and Subsidiary Documents are in full force and effect and neither the Company nor any of the Company Subsidiaries is in violation of any of their respective provisions. Each of the Company and the Company Subsidiaries possesses all licenses, franchises, permits, exemptions, clearances, certificates, approvals and authorizations, and any applications for, and supplements or amendments to, the foregoing (collectively, “Permits”) from Governmental Authorities, or required by Governmental Authorities to be obtained, in each case necessary for the lawful conduct of their respective businesses as now conducted, the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.
          (b) The Company has delivered or made available to Parent complete and correct copies of the Company Charter Documents and the Subsidiary Documents, in each case, as amended to the date of this Agreement. The Company has made available to Parent correct and complete copies of the minutes (or, in the case of minutes that have not yet been finalized, a brief summary of the meeting) of all meetings of stockholders, the Company Board and each committee of the Company Board and the Company Subsidiaries since January 1, 2006; provided, however, that the Company shall not be obligated to furnish to Parent any minutes for meetings or portions of meetings that only discuss the Transactions or alternative transactions considered by the Company Board.
          SECTION 4.2. Capitalization.
          (a) The authorized capital stock of the Company consists of 250,000,000 shares of Company Common Stock. As of the date of this Agreement: (i) 101,006,802 shares of Company Common Stock were issued and outstanding; (ii) no shares of Company Common Stock were held by the Company in its treasury; (iii) there were outstanding Options to purchase 6,681,667 shares of Company Common Stock out of a total of 9,800,000 shares of Company Common Stock currently reserved for issuance under the Stock Plans (including upon exercise of the Options); (iv) 4,000,000 shares of Company Common Stock were reserved for issuance upon conversion of the Convertible Notes, and (v) there were outstanding Warrants exercisable for 6,944,891 shares of Company Common Stock and such number of shares of Company Common Stock were reserved for issuance upon conversion of the Warrants. Such issued and outstanding shares of Company Common Stock have been, and all such shares of Company Common Stock that may be issued prior to the Effective Time will be when issued, duly authorized and validly issued, are fully paid and nonassessable, and have not been issued in violation of any preemptive rights granted by the Company to any holders of its securities. Section 4.2(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, each equity-based award and Option outstanding under the Stock Plans indicating the applicable Stock Plan and type of award such as an “incentive stock option” (as defined in Section 422 of the Code) or a nonqualified stock option, the extent to which such award or option is vested and exercisable or subject to acceleration, the date on which such award or Option was granted, the Stock Plan under which such award or Option was granted, the number of shares of capital stock of the Company issuable thereunder and the expiration date and exercise or conversion price relating thereto. The treatment of the awards and Options described in Section 3.4 shall not violate the terms of the Stock Plans or any agreement governing the terms of such awards or Options. All of the Options have been granted solely to employees, consultants (who are individuals) or directors of the Company in the ordinary course of business consistent with past practice. All Options have been granted in accordance with the terms of the Stock Plans and applicable Law, and, with respect to each outstanding Option, the exercise price is no less than the fair market value of such Option on the date of grant and the Option is either exempt from or not otherwise subject to the requirements of Section 409A of the Code. The Company has not declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock. The Company has not heretofore agreed to take any such action, and there are no outstanding contractual obligations of the Company of any kind to redeem, purchase or otherwise acquire any outstanding shares of capital stock of the Company. Other than the Company Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or, other than the outstanding Options, Warrants and Convertible Notes, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.
          (b) There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party relating to the voting or disposition of any shares of the capital stock of the Company or any of the Company Subsidiaries or granting to any Person or group of Persons the right to elect, or to designate or nominate for election, a director to the Company Board or any Company Subsidiary.
          (c) Except as set forth in Section 4.2(a), as of the date of this Agreement, (i) no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding, and (ii) there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound (A) obligating the Company or any of the Company Subsidiaries to issue, deliver, register or sell, or cause to be issued, delivered, registered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in or other voting securities of, the Company or of any Company Subsidiary, (B) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking, or (C) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of capital stock of the Company. As of the date of this Agreement, there are not any outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities of the Company. No Company Subsidiary owns any Company Common Stock.
          (d) There are no outstanding securities of the Company (i) registered under the Exchange Act, (ii) listed on a U.S. national securities exchange or quoted in a U.S. automated inter dealer quotation system, or (iii) other than the Company Common Stock admitted for trading on AIM, listed on a foreign securities exchange.
          SECTION 4.3. Authorization; No Conflict.
          (a) The Company has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions have been duly and validly authorized and approved by the Company Board. No other corporate proceedings on the part of the Company or any of the Company Subsidiaries are necessary to authorize the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions, except for the approval of this Agreement by the holders of a majority of the issued and outstanding shares of Company Common Stock (the “Required Company Stockholder Vote”). Other than the Required Company Stockholder Vote, no vote of the Company’s stockholders is necessary in connection with this Agreement, the Voting Agreement or the consummation of any of the Transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors rights generally and equitable principles of general applicability, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).
          (b) The Company Board, at a meeting duly called and held prior to the execution of this Agreement, duly and unanimously adopted resolutions (i) authorizing the execution, delivery and performance of this Agreement, (ii) approving, adopting and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) determining that the terms of the Merger and the other Transactions are fair to and in the best interests of the Company and its stockholders, and (iv) authorizing the submission of this Agreement to the Company’s stockholders for their approval and recommending that the Company’s stockholders adopt this Agreement.
          (c) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions nor compliance by the Company with any of the provisions herein will (i) result in a violation or breach of or conflict with the Company Charter Documents or the Subsidiary Documents, (ii) result in a violation or breach of or conflict with any provisions of, or result in the loss of any benefit under or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by the Company or any Company Subsidiary under any of the terms, conditions or provisions of any Contract to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or any of their respective properties or assets may be bound, or (iii) subject to obtaining or making the consents, waivers, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (d) below, violate any judgment, ruling, order, writ, injunction or decree of any Governmental Authority (“Judgment”) or any statute, code, decree, law, ordinance, rule or regulation or orders of Governmental Authorities (“Law”) applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets, other than any such event described in items (ii) or (iii) which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.
          (d) No consent, waiver, permit, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary to be obtained or made by the Company or any Company Subsidiary in connection with the Company’s execution, delivery and performance of this Agreement or the consummation by the Company of the Transactions, except for (i) compliance with the DGCL, with respect to the filing of the Certificate of Merger, and (ii) compliance with the AIM Rules for Companies.
          (e) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions in the manner contemplated by this Agreement will result in a breach or violation of the AIM Rules for Companies, the United Kingdom Financial Services and Markets Act 2000, as amended, and the Rules of the London Stock Exchange (the “UK Laws”).
          SECTION 4.4. Subsidiaries.
          (a) The Company Subsidiaries and their respective jurisdictions of organization are identified in Section 4.4(a) of the Company Disclosure Letter.
          (b) All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, each Company Subsidiary are duly authorized, validly issued, fully paid and nonassessable, and such shares, securities or interests are owned by the Company or by a Company Subsidiary free and clear of any Liens or limitations on voting rights. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any Company Subsidiary. There are no agreements requiring the Company or any Company Subsidiary to make contributions to the capital of, or lend or advance funds to, any Company Subsidiary.
          SECTION 4.5. Financial Statements.
          (a) The Company has previously delivered to Parent (i) the audited financial statements (balance sheet, statement of operations and statement of cash flows) of the Company and the Company Subsidiaries for the fiscal years ended December 31, 2007 and December 31, 2008 and the notes thereto, and (ii) the unaudited interim consolidated balance sheet of the Company and the Company Subsidiaries as of and for the five-month period ending May 31, 2009 (the May 31, 2009 balance sheet being referred to herein as the “Interim Balance Sheet” and the date thereof being the “Balance Sheet Date”) and related consolidated statements of income and cash flows for the periods then ended (together with the Interim Balance Sheet, the “Interim Financial Statements”). All of such financial statements referred to in this Section 4.5 are collectively referred to herein as the “Company Financial Statements”.
          (b) All Company Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods referenced above (except as otherwise noted therein and, in the case of the Interim Financial Statements, subject to the absence of footnotes and to normal and recurring year-end audit adjustments that are not, individually or in the aggregate, expected to be material in amount or significance), (ii) have been prepared from, and are in accordance with, the books and records of the Company and the Company Subsidiaries, and (iii) present fairly in all material respects the financial position and the results of operations of the Company and the Subsidiaries (taken as a whole) as of the dates and for the periods indicated.
          (c) The Company and the Company Subsidiaries maintain systems of internal control over financial reporting that have been designed by, or under the supervision of, their respective principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including, but not limited to internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of the Company Financial Statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
          SECTION 4.6. Absence of Undisclosed Liabilities. As at the Balance Sheet Date, neither the Company nor any of the Company Subsidiaries has any liabilities of any nature, whether accrued, absolute, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for Taxes due or then accrued or to become due) other than liabilities (i) adequately reflected or reserved against on the Interim Balance Sheet, (ii) incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) arising under Material Contracts listed in Section 4.16(a) of the Company Disclosure Letter or not so required to be listed in accordance with their terms, (iv) disclosed in this Agreement, or (v) not required by GAAP to be reflected on the Interim Balance Sheet or any notes thereto.
          SECTION 4.7. No Material Changes. From the Balance Sheet Date to the date hereof, the Company and the Company Subsidiaries have conducted their business in the ordinary course of business consistent with past practice and there has not been or occurred:
          (a) any event, condition, change, occurrence or development of a state of circumstances which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; or
          (b) any event, condition, action or occurrence that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 6.1(b).
          SECTION 4.8. Litigation.
          (a) There are no suits, claims, actions, proceedings, arbitrations, mediations, or, to the knowledge of the Company, governmental investigations, informal inquiries or requests for documents, whether by subpoena or informal letter (other than routine proceedings related to the prosecution of applications for Patents, Copyright registrations and Trademark registrations) (“Proceedings”), pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries, against any of their respective directors, officers, employees or agents or which affect the assets or operations of the Company or the Company Subsidiaries. Neither the Company nor the Company Subsidiaries nor any of their respective properties is or are subject to any material Judgment.
          (b) There are no pending, and in the past three years there have been no, claims of any director, officer or employee of the Company or any of the Company Subsidiaries seeking indemnification from the Company or any of the Company Subsidiaries under applicable Law, the Company Charter Documents or the Subsidiary Documents, any insurance policy maintained by the Company or any of the Company Subsidiaries or any Contract.
          SECTION 4.9. Broker’s or Finder’s Fees; Opinion of Company Financial Advisor.
          (a) Except for the Company Financial Advisor, no agent, broker, investment banker, Person or firm acting on behalf of the Company or any Company Subsidiary or under the Company’s or any Company Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or similar fee or commission or reimbursement of expenses from any of the parties hereto in connection with any of the Transactions. The Company has heretofore delivered to Parent a complete and correct copy of the Company’s engagement letter with the Company Financial Advisor, which letter describes all fees payable to the Company Financial Advisor in connection with the Transactions, all agreements under which any such fees or any expenses are payable and all indemnification and other agreements related to the engagement of the Company Financial Advisor.
          (b) The Company Financial Advisor has delivered to the Company Board its written opinion (or oral opinion to be confirmed in writing), dated as of the date hereof, that, as of such date, the Merger Consideration to be received by holders of the Company Common Stock (other than the Company, Merger Sub, Parent or any wholly-owned Subsidiary of Parent or the Company) pursuant to this Agreement is fair, from a financial point of view, to the holders of the Company Common Stock. A written copy of such opinion will be provided to Parent as soon as practicable after the date hereof; provided, however, that Parent hereby agrees and understands that such opinion is for the benefit of the Company Board and may not be relied on by Parent or Merger Sub. The Company has been authorized by the Company Financial Advisor to permit the inclusion of such opinion in its entirety and/or references thereto in the Proxy Circular, provided that the opinion is reproduced therein in full and any such references are in a form reasonably acceptable to the Company Financial Advisor and its counsel.
          SECTION 4.10. Employee Plans.
          (a) Section 4.10 of the Company Disclosure Letter sets forth all Company Employee Benefit Plans established, maintained, adopted, participated in, sponsored, contributed or required to be contributed to, or provided by, the Company, any Company Subsidiary or any entity with which the Company is a single employer under Section 414(b), (c) or (m) of the Code (“Company ERISA Affiliates”) and under which the Company or any Company ERISA Affiliate would reasonably be expected to have any liability.
          (b) With respect to each Company Employee Benefit Plan, the Company has made available to Parent a true, correct and complete copy of: (i) each writing constituting a part of any written Company Employee Benefit Plan and all amendments thereto, and all trusts or service agreements relating to the administration and recordkeeping of the Plan, and written summaries of the material terms of all unwritten Company Employee Benefit Plans; (ii) the three most recent Annual Reports (Form 5500 Series or otherwise in a form in accordance with applicable Law) including all applicable schedules, if any, for each Company Employee Benefit Plan that is subject to such reporting requirements; (iii) the current summary plan description and any material modifications thereto, if any, or any written summary provided to participants with respect to any plan for which no summary plan description exists; (iv) the most recent determination letter (or if applicable, advisory or opinion letter) from the Internal Revenue Service, if any, and any pending applications for a determination or opinion letter; and (v) all material written correspondence given to such Company Employee Benefit Plan, the Company, or any ERISA Affiliate by the Internal Revenue Service, Department of Labor, Pension Benefit Guarantee Corporation, or other governmental agency (including any foreign governmental agency responsible for the regulation of such Company Employee Benefit Plan) during the three years preceding the date of this Agreement relating to such Company Employee Benefit Plan or provided to any such entity by the Company Employee Benefit Plan, the Company, a Company Subsidiary or an ERISA Affiliate during the three years preceding the date of this Agreement with respect to such Company Employee Benefit Plan.

          (c) Each Company Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has been the subject of a favorable and up-to-date (through any applicable remedial amendment period) determination, advisory or opinion letter from the Internal Revenue Service on which the Company is entitled to rely, and no event has occurred and no condition exists that would reasonably be expected to adversely affect the qualified status of any such Company Employee Benefit Plan.
          (d) The Company, or any Company Subsidiary, has (i) filed or caused to be filed all returns and reports on the Company Employee Benefit Plans that it and/or any such plan are required to file, (ii) paid or made adequate provision for all fees, interest, penalties, assessments or deficiencies that have become due pursuant to those returns or reports or pursuant to any assessment or adjustment that has been made relating to those returns or reports and (iii) has complied in all material respects with applicable Laws pertaining to the provision of compensation and benefits.
          (e) Each Company Employee Benefit Plan has been operated and administered in all material respects in accordance with its provisions and in compliance with all provisions of ERISA, the Code and all Laws and regulations applicable to the Company Employee Benefit Plans. All contributions that are required to be made to any Company Employee Benefit Plan (or to any person pursuant to the terms thereof) and are currently due have been made or paid.
          (f) Neither the Company nor any Company Subsidiary has engaged in any prohibited transaction for which there is not an exemption, within the meaning of Section 4975 of the Code or Section 406 of ERISA, as a fiduciary or party in interest with respect to any Company Employee Benefit Plan. To the knowledge of the Company, no prohibited transaction has occurred with respect to any Company Employee Benefit Plan that would be reasonably expected to result in any liability or excise Tax under ERISA or the Code being imposed on the Company or any Company Subsidiary. Neither the Company, any Company employee, or any committee of which any Company employee is a member has breached his or her fiduciary duty with respect to a Company Employee Benefit Plan or otherwise has any liability in connection with any acts taken (or failed to be taken) with respect to the administration or investment of the assets of any Company Employee Benefit Plan. To the knowledge of the Company, no fiduciary, within the meaning of Section 3(21) of ERISA, who is not the Company or any Company employee, has breached his or her fiduciary duty with respect to a Company Employee Benefit Plan or otherwise has any liability in connection with any acts taken (or failed to be taken) with respect to the administration or investment of the assets of any Company Employee Benefit Plan that would reasonably be expected to result in any liability or excise Tax under ERISA or the Code being imposed on the Company or any Company Subsidiary.
          (g) No Company Employee Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code, or is a “defined benefit plan” within the meaning of Section 3(35) of ERISA, or is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, and neither the Company, a Company Subsidiary nor any ERISA Affiliate of the Company or a Company Subsidiary has within the six years preceding the date of this Agreement sponsored, contributed to, been required to contribute to, or had any obligations or incurred any liability under any plan that is subject to Title IV of ERISA or Section 412 of the Code, or is a “multiemployer plan” within the meaning of Section 3(37) of ERISA.
          (h) The Company and the Company Subsidiaries are not required to provide life, health or medical benefits or insurance coverage to any individual, or to the family members of any individual, for any period extending beyond the termination of the individual’s employment, except to the extent required by the COBRA provisions in ERISA and the Code or similar provisions of state law.
          (i) Neither the execution and delivery of this Agreement nor the consummation of the Transactions, alone or in connection with any other event (such as a termination of employment) will (i) result in any payment becoming due under any Company Employee Benefit Plan, (ii) increase any benefits otherwise payable under any Company Employee Benefit Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits. No benefit that is or may become payable by any Company Employee Benefit Plan as a result of, or arising under, this Agreement shall constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) that is subject to the imposition of an excise tax under Section 4999 of the Code or that would not be deductible by reason of Section 280G of the Code.
          (j) Except as required by applicable Law or any applicable collective bargaining agreement, the Company and the Company Subsidiaries have no legally binding obligation to any individual to create any additional benefit plans, programs, policies or arrangements or modify or change any existing Company Employee Benefit Plan that would affect any current or former employee, director, consultant, or independent contractor, of the Company, or any beneficiary or alternate payee of such an individual. Except as required by applicable Law, no events have occurred or are expected to occur as a result of any action taken by the Company with respect to any Company Employee Benefit Plan that would cause a material change in the cost of providing the benefits under such plan or would cause a material change in the cost of providing for other liabilities of such plan.
          (k) The Company has the right at any time to amend or terminate each Company Employee Benefit Plan at any time (following a notice period of no longer than forty five days) without incurring any liability other than with respect to (1) benefits that have already accrued under a retirement plan or (2) claims that have already been incurred under a welfare plan.
          SECTION 4.11. Warranties.
          (a) The Company and the Company Subsidiaries do not provide guaranties, warranties or indemnities with respect to the performance or integrity of any of the products or services sold by the Company or the Company Subsidiaries, except for those written standard guaranties, warranties or indemnities that are included in the copies of the Material Contracts that have been previously provided to Parent.
          (b) Section 4.11(b) of the Company Disclosure Letter sets forth a brief description of any material claims during the last three years made under or with respect to guaranties, warranties and indemnities of or relating to the Company’s and the Company Subsidiaries’ products and services.
          (c) The reserve for guaranty, warranty and indemnity costs included in the Company Financial Statements sets forth the reasonable judgment of management of the Company of the estimate of the aggregate liability of the Company and the Company Subsidiaries in respect of such guaranty, warranty and indemnity obligations as of the date of such Company Financial Statements.
          (d) Neither the Company nor any Company Subsidiary has received any written or, to the knowledge of the Company, oral customer complaints concerning material alleged defects in its products (or designs thereof) or services.
          SECTION 4.12. Taxes.
          (a) Each of the Company and each Company Subsidiary has timely filed all material federal, state, local, and other Tax Returns required to be filed by it in the manner prescribed by applicable law and all such Tax Returns are true, complete and correct. All Taxes shown as due on such Tax Returns have been paid in full and the Company and each Company Subsidiary has made adequate provision (or adequate provision has been made on its behalf) for all accrued Taxes not yet due. There are no Liens on any of the assets, rights or properties of the Company or any Company Subsidiary with respect to Taxes, other than Liens for Taxes not yet due and payable or for Taxes that the Company or a Company Subsidiary is contesting in good faith through appropriate proceedings.
          (b) No deficiencies have been asserted in writing against the Company or any Company Subsidiary as a result of examinations by any state, local, federal or foreign taxing authority and no issue has been raised by any examination conducted by any state, local, federal or foreign taxing authority that, by application of the same principles, might result in a proposed deficiency for any other period not so examined which deficiency (or deficiencies), in either case, is not (or are not) adequately reserved for in the most recent Company Financial Statements. Any deficiency resulting from any audit or examination relating to Taxes of the Company or any Company Subsidiary by any taxing authority has been paid or is being contested in good faith and in accordance with law and is adequately reserved for on the balance sheets contained in the Company Financial Statements in accordance with GAAP.
          (c) Neither the Company nor any Company Subsidiary has been a party to a “listed transaction” within the meaning of Treas. Reg. Sec. 1.6011-4(b).
          (d) Neither the Company nor any Company Subsidiary is a party to any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).
          (e) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from the Company or any Company Subsidiary for any taxable period and no request for any such waiver or extension is currently pending. There are no audits or other examinations by any Governmental Authority currently pending against the Company or any Company Subsidiary.
          (f) Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company). Except for any liability that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has been notified in writing that it will be required to incur any liability for Taxes of any Person (other than the Company or a Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) with respect to any Tax claim that has been made by a Taxing authority with respect to such other Person.
          (g) The Company and the Company Subsidiaries have duly and timely withheld, collected, paid and reported to the proper Governmental Authorities all Taxes required to have been withheld, collected, paid or reported.
          SECTION 4.13. Environmental Matters.
          (a) The Company and the Company Subsidiaries are and have for the past five years been in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all permits, notices, licenses, consents, waivers, certificates, registrations, approvals and authorizations (“Environmental Permits”), if any, required under Environmental Laws in connection with the operation of the Company’s and the Company Subsidiaries’ businesses or owned, leased or operated real property, and no Environmental Permit is or will be subject to review, revision, major modification or prior consent by any Governmental Authority as a result of the consummation of the Transactions.
          (b) There are no pending or, to the knowledge of the Company, threatened, demands, claims, investigations, proceedings, information requests, complaints, administrative or judicial orders, or notices against the Company or any Company Subsidiary or any property currently or formerly owned, operated or leased by the Company or any Company Subsidiary alleging non-compliance in any material respect with or material liability under any Environmental Law.
          (c) To the knowledge of the Company, there are no facts, circumstances or conditions associated with the Company or any Company Subsidiary or their respective operations or any real property currently or formerly owned, leased or operated by the Company or any Company Subsidiary or any other property to which the Company or any Company Subsidiary or any Person working at the request or direction of the Company or any Company Subsidiary has arranged for the disposal or treatment of Hazardous Substances, that would reasonably be expected to result in the Company or any Company Subsidiary incurring any material liability under any Environmental Law.
          (d) None of the Company or any Company Subsidiary has, in the course of its business, sent or disposed of, otherwise had taken or transported, arranged for the taking or disposal of (on behalf of itself, a customer or any other party) or in any other manner participated or been involved in the taking of or disposal or release of a Hazardous Substance to or at a site that is contaminated by any Hazardous Substance and that, pursuant to any Environmental Law, (A) has been placed on the “National Priorities List” or any similar state or federal list, or (B) is subject to or the source of a claim, an administrative order or other request directed to the Company or any Company Subsidiary to take removal, remedial, corrective or any other response action under any Environmental Law or to pay for the costs of any such action at the site.
          (e) Any storage tanks (whether above or under ground) previously located at any real property or facility during the period such facility was owned, operated or leased by the Company or any Company Subsidiary were at all times maintained, operated, sealed, closed or disposed of in accordance in all material respects with all applicable Environmental Laws.
          (f) To the knowledge of the Company, there are no circumstances or conditions relating to the properties, assets or business of the Company or any of the Company Subsidiaries that would reasonably be expected to prevent the operations, when used and operated in the manner currently used and operated, from continuing to operate in compliance in all material respects with all applicable Environmental Laws.
          (g) Neither the Company nor any Company Subsidiary has assumed or retained by contract (including leases) or other binding agreement or by operation of Law, any liabilities of a third party arising under or pursuant to any Environmental Law or has agreed to indemnify, defend or hold harmless any third party for any liabilities arising under or pursuant to any Environmental Law, except pursuant to hazardous substance transportation and disposal contracts and similar commercial Contracts entered into in the ordinary course of business.
          (h) The Company and each Company Subsidiary have made available to Parent copies of all material environmental or health and safety assessments, audits, investigations, or similar reports pertaining to the operation of the Company’s and the Company Subsidiaries’ businesses and the operation or use of any real property currently or formerly owned, leased, or operated by the Company or any Company Subsidiary, to the extent in the possession, custody or control of the Company or any Company Subsidiary.
          SECTION 4.14. Compliance with Laws.
          (a) Neither the Company nor any Company Subsidiary is in violation in any material respect of any Law applicable to the Company or any Company Subsidiary or by which any of their respective properties or other assets or any of their businesses or operations are bound or any rule, regulation, guideline, guidance or requirement issued under any of the foregoing or has received any notice or other communication from any Governmental Authority of any violation or any investigation with respect to any such Law.
          (b) The Company has at all applicable times complied in all material respects with the UK Laws, and no action has been taken against the Company by the London Stock Exchange to fine or censure the Company or to cancel the admission of its securities to AIM, nor has any warning notice been issued by the London Stock Exchange to the Company in accordance with the AIM Rules for Companies (each of the foregoing being an “AIM Enforcement Procedure”). To the knowledge of the Company, no event has occurred or is occurring that may reasonably be expected to give rise to an AIM Enforcement Procedure.
          SECTION 4.15. Intellectual Property.
          (a) Section 4.15(a) of the Company Disclosure Letter sets forth a complete and accurate list of all Patents and registrations and applications for registration of any Copyrights, Internet Property and Trademarks included in the Owned Company Intellectual Property (the “Registered Owned Company Intellectual Property”).
          (b) To the knowledge of the Company, the issued Patents and registered Copyrights and Trademarks included in the Registered Owned Company Intellectual Property is enforceable and valid. To the knowledge of the Company, none of the Registered Owned Company Intellectual Property has been or is the subject of any pending Proceeding (including, with respect to Patents, inventorship challenges, interferences, reissues, reexaminations and oppositions, and with respect to Trademarks, invalidation, opposition, cancellation, abandonment or similar Proceeding) or any order (i) restricting the use of such Company Intellectual Property, (ii) restricting assignment or license thereof by the Company or any Company Subsidiary, as applicable, or (iii) that cause or would reasonably be expected to cause any Company Intellectual Property to be invalid or unenforceable, or challenging the rights of the Company or any Company Subsidiary in any Company Intellectual Property. To the knowledge of the Company, none of the Company Intellectual Property has been or is the subject of any threatened Proceeding made in writing. Section 4.15(b) of the Company Disclosure Letter sets forth any and all settlements or agreements reached with respect to any such Proceedings related to the Company Intellectual Property.
          (c) Either the Company or a Company Subsidiary is the sole and exclusive owner of, and has the valid right to use, all Owned Company Intellectual Property without payment of any royalty or fee (other than fees payable in connection with the filing, prosecution and maintenance of Registered Owned Company Intellectual Property), and has the valid right to use all Non-Owned Company Intellectual Property. The Company or a Company Subsidiary, as applicable, has the unrestricted right to assign, transfer or grant to Parent, upon completion of the Merger, all rights in and to the Owned Company Intellectual Property free of any rights or claims of any Person or any other Liens (other than Permitted Liens), and without payment by any Person of any royalties, license fees or other amounts to any other Person. All rights of the Company and the Company Subsidiaries in and to the Company Intellectual Property will be unaffected by the Transactions. Without limiting the foregoing, the consummation of the Transactions will not (i) result in the loss of, or otherwise adversely affect, any rights of the Company or any Company Subsidiary in any Company Intellectual Property, (ii) grant or require Parent, the Company or any Company Subsidiary to grant to any Person any rights with respect to any Intellectual Property, (iii) subject the Parent, the Company or any Company Subsidiary to any increase in royalties or other payments in respect of any Non-Owned Company Intellectual Property, or (iv) diminish any royalties or other payments the Parent, the Company or any Company Subsidiary would otherwise be entitled to in respect of any Company Intellectual Property.

          (d) Section 4.15(d) of the Company Disclosure Letter sets forth a complete and accurate list of all royalty, license fee and other payment obligations payable by or to the Company or any Company Subsidiary with respect to the Company Intellectual Property.
          (e) Neither the Company nor any Company Subsidiary is party to any agreements with third parties that materially limit or restrict use of the Owned Company Intellectual Property by the Company or any Company Subsidiary or require any payments for such use. Neither the Company nor any Company Subsidiary has entered into any Contract (i) granting any Person the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any of the Owned Company Intellectual Property or Non-Owned Company Intellectual Property that is exclusively licensed to the Company, or (ii) granting any Person the right to control the prosecution of any of the Owned Company Intellectual Property or Non-Owned Company Intellectual Property that is exclusively licensed to the Company. There are no existing agreements, options, commitments, or rights with, of or to any Person to acquire or obtain any rights to any of the Owned Company Intellectual Property or Non-Owned Company Intellectual Property that is exclusively licensed to the Company or any Company Subsidiary. Section 4.l5(e) of the Company Disclosure Letter sets forth a complete and accurate list of all express agreements to indemnify any Person against any charge of infringement of any of the Company Intellectual Property other than agreements to indemnify that are part of ordinary course transactions.
          (f) To the knowledge of the Company, there is no unauthorized use, infringement, misappropriation or violation of any of the Owned Company Intellectual Property or Non-Owned Company Intellectual Property that is exclusively licensed to the Company or any Company Subsidiary by any Person. The conduct of the business of the Company or any Company Subsidiary as currently conducted, to the knowledge of the Company, does not infringe or misappropriate the intellectual property rights or other proprietary rights of any Person, and neither the Company nor any Company Subsidiary has received any written notice, nor to the knowledge of the Company received any oral communication, from any Person of any claim or assertion to the contrary.
          (g) All issuance, renewal, maintenance and other material payments that are or have become due with respect to the Registered Owned Company Intellectual Property have been timely paid. All substantive documents, certificates and other material in connection with the Registered Owned Company Intellectual Property have, for the purposes of maintaining such Company Intellectual Property, been filed in a timely manner with the relevant Governmental Authorities. No act has been done or omitted to be done by the Company or any Company Subsidiary which has, had or could have the effect of impairing or dedicating to the public, or entitling any Person to cancel, forfeit, modify or consider abandoned, any Registered Owned Company Intellectual Property. The Company or a Company Subsidiary is listed in the records of the appropriate U.S. and/or non-U.S. Governmental Authority as the sole and exclusive assignee of record for each registration, grant and application included in the Registered Owned Company Intellectual Property.
          (h) The Company and the Company Subsidiaries have taken reasonable measures to maintain in confidence and to protect the secrecy, confidentiality and value of all Trade Secrets included within the Company Intellectual Property.

          (i) All personnel of the Company or any Company Subsidiary who have contributed to or participated in the conception or development of any Owned Company Intellectual Property have executed and delivered to the Company or a Company Subsidiary a confidentiality agreement restricting such Person’s right to disclose proprietary information of the Company and the Company Subsidiaries. To the knowledge of the Company, no personnel of the Company or any Company Subsidiary have any claim against the Company in connection with such Person’s involvement in the conception and development of any Owned Company Intellectual Property and no such claim has been asserted or threatened in writing. To the knowledge of the Company, none of the personnel of the Company or any Company Subsidiary has any ownership interest in any Patents for any device, process, design or invention of any kind now used or needed by the Company or a Company Subsidiary in the furtherance of its business operations, which Patents have not been assigned to the Company or a Company Subsidiary. All personnel of the Company or any Company Subsidiary who have contributed to or participated in the conception and development of any Intellectual Property conceived and/or reduced to practice in the course of such personnel’s employment at the Company or a Company Subsidiary, either (i) have been party to a “work-for-hire” arrangement or agreement with the Company or a Company Subsidiary, whether in accordance with applicable federal and state law, domestic or foreign, or otherwise, that has accorded the Company or a Company Subsidiary ownership of all tangible and intangible property rights thereby arising (other than moral and other rights which cannot be assigned pursuant to applicable law), or (ii) have executed general instruments of assignment to the Company or a Company Subsidiary as assignee that convey to the Company or a Company Subsidiary ownership of all tangible and intangible property thereby arising (other than moral and other rights which cannot be assigned pursuant to applicable law) throughout the period of such employment and for a reasonable period thereafter and that require disclosure of such property to the Company or a Company Subsidiary.
          (j) To the knowledge of the Company there are no domain names that consist of or include Trademarks of the Company or of the Company Subsidiaries that are owned or registered by any Person other than the Company or the Company Subsidiaries.
          (k) Section 4.15(k) of the Company Disclosure Letter sets forth a complete and accurate list and description of all material Software used by the Company or any Company Subsidiary in connection with the development, marketing or sale of any product or service offered by the Company or any Company Subsidiary, other than Software Licensed under OTS Software Licenses. Software used by Company or any Company Subsidiary is (i) owned by the Company or such Company Subsidiary, (ii) currently in the public domain or otherwise available to the Company or such Company Subsidiary without the approval or consent of any Person, or (iii) licensed or otherwise used by the Company or such Company Subsidiary pursuant to terms of valid, binding written agreements. Neither the Company nor any of the Company Subsidiaries have experienced within the past 12 months any material disruption to, or material interruption in, the conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency on the part of the Software used by the Company or such Company Subsidiary. The Company and each Company Subsidiary has taken reasonable steps to provide for the backup and recovery of the data and information critical to the conduct of the business (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of the business. With respect to each item of Software which is included in the Owned Company Intellectual Property (“Owned

Software”), the Company or a Company Subsidiary is in possession and control of the applicable source code, object code, documentation, and know-how to the extent required for use, distribution, maintenance and support of the Owned Software as used, distributed, maintained, or supported in the business of the Company or such Company Subsidiary. To the knowledge of the Company, the Owned Software has not materially failed to conform to the technical specifications for its performance or operation, whether such technical specifications were developed by the Company, a Company Subsidiary or third person. No Person other than the Company or any Company Subsidiary has any rights to use, sell, license, transfer or otherwise exploit the Owned Software (except for portions thereof that may consist of embedded third party products licensed from others and for licenses of Software to customers in the ordinary course of business). Neither the Company nor any Company Subsidiary has disclosed Owned Software source code to any other Person other than pursuant to an enforceable confidentiality agreement that reasonably protects the rights of the Company or such Company Subsidiary in the Owned Software. To the knowledge of the Company, the Owned Software is free of viruses, worms, Trojan horses, trap doors, time bombs, spyware, other malicious or debilitating software (“Malware”), and the Company and Company Subsidiaries have installed software and firewalls and have adopted other measures to prevent the introduction of Malware in and to prevent the intrusion or hacking of unauthorized users into their personal computers, servers and other information technology systems.
          SECTION 4.16. Material Contracts.
          (a) Set forth in Section 4.16(a) of the Company Disclosure Letter is a complete and accurate list of the following Contracts (other than the Company Employee Benefit Plans) to which the Company or any Company Subsidiary is a party or by which it is bound as of the date hereof (each such Contract, whether or not set forth in such section of the Company Disclosure Letter, a “Material Contract”):
     (i) (A) employment Contract or independent contractor or consulting Contract (other than offer letters providing for at-will employment), (B) severance Contract or change of control Contract or (C) any employee collective bargaining agreement or other Contract with any labor union;
     (ii) Contract not to compete or otherwise restricting in any material respect the development, manufacture, marketing, distribution or sale of any products or services (including any Contract that requires the Company or any of the Company Subsidiaries to work exclusively with any Person in any particular area) or any other similar limitation on the ability of the Company or any of the Company Subsidiaries to transact or compete in any line of business, with any Person, in any geographic area or during any period of time;
     (iii) Contract with (A) any current holder of capital stock of the Company or any Affiliate (other than any director, officer or employee or former employee holding incentive awards under any Stock Plan), or (B) any director or officer of the Company or a Company Subsidiary (other than any Contracts of the type described in Section 4.16(a)(i) or indemnification agreements);

     (iv) each lease, license, sublease or other occupancy right or similar Contract with any Person (together with any amendments or supplements thereto) (each, a “Lease”) under which the Company or any of the Company Subsidiaries are a lessee, lessor or sublessor of, or makes available for use, to any Person (other than the Company), any real property or any portion or any premises otherwise occupied by or owned by the Company or any of the Company Subsidiaries;
     (v) Contract (A) requiring or otherwise involving the potential payment by or to the Company or any of the Company Subsidiaries of more than an aggregate of $100,000, other than purchase orders issued by the Company to suppliers, purchase orders issued by customers to the Company or customer Contracts, in each case in the ordinary course of business, (B) in which the Company or any of the Company Subsidiaries have granted “most favored nation” pricing provisions relating to any product or (C) in which the Company or any of the Company Subsidiaries have agreed to purchase a minimum quantity of goods relating to any product or has agreed to purchase goods relating to any product exclusively from a certain party;
     (vi) Contract for the disposition of any significant portion of the assets or business of the Company or any of the Company Subsidiaries or any agreement for the acquisition, directly or indirectly, of a material portion of the assets or business of any other Person, in each case within the last three years;
     (vii) Contract for any joint venture, partnership, material research and development project or similar arrangement;
     (viii) Contract granting any Person any license from the Company or any of the Company Subsidiaries to any Company Intellectual Property, or pursuant to which the Company or any of the Company Subsidiaries has been granted by any Person any license to any Intellectual Property, or any other license, option, freedom from suit, release, transfer, or other Contract to which the Company or any of the Company Subsidiaries is a party relating in whole or in part to the Company Intellectual Property or the Intellectual Property of any other Person (provided, however, that the foregoing need not include OTS Software Licenses);
     (ix) Contract (other than trade debt incurred in the ordinary course of business) under which the Company or any of the Company Subsidiaries have borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness for borrowed money to, any Person;
     (x) Contract under which (A) any Person has directly or indirectly guaranteed indebtedness for borrowed money, liabilities or obligations of the Company or any of the Company Subsidiaries or (B) the Company or any of the Company Subsidiaries have directly or indirectly guaranteed indebtedness for borrowed money, liabilities or obligations of any Person (other than a Company Subsidiary);
     (xi) except for Contracts covered by clause (x) above, Contract under which the Company or any of the Company Subsidiaries have, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person other than a Company Subsidiary, in each case other than to employees of the Company or the Company Subsidiaries for business expenses in the ordinary course of business and not exceeding $5,000 in the aggregate with respect to any individual employee;
     (xii) Contract providing for any mortgage or security interest in material property of the Company and the Company Subsidiaries;
     (xiii) confidentiality agreements with any full time employee of the Company or any of the Company Subsidiaries that is not substantially in the forms of the Company’s or a Company Subsidiary’s form of confidentiality agreement;
     (xiv) Contract involving a standstill or similar obligation of the Company or any of the Company Subsidiaries to a third party or of a third party to the Company or any of the Company Subsidiaries;
     (xv) to the knowledge of the Company, Contract not otherwise required to be disclosed in response to any other subparagraph of this Section 4.16(a) that, if terminated by the Company or the Company Subsidiaries, would result in a penalty to the Company or the Company Subsidiaries in excess of $100,000; and
     (xvi) Contract not entered into in the ordinary course of business that is material to the Company and the Company Subsidiaries taken as a whole and not otherwise required to be disclosed in response to any other subparagraph of this Section 4.16(a).
          (b) Each of the Material Contracts is valid, binding and in full force and effect and is enforceable in accordance with its terms against the Company and the Company Subsidiaries party thereto, subject to the Bankruptcy and Equity Exception. Neither the Company nor any of the Company Subsidiaries is in default under any Material Contract, nor, to the knowledge of the Company, does any condition exist that, with notice or lapse of time or both, would constitute a material default thereunder by the Company and the Company Subsidiaries party thereto. To the knowledge of the Company, no other party to any Material Contract is in default thereunder, nor does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder of such other party. Neither the Company nor any of the Company Subsidiaries has received any written notice (or to the knowledge of the Company any oral notice) of termination or cancellation under any Material Contract or received any written notice (or to the knowledge of the Company any oral notice) of breach or default in any material respect under any Material Contract which breach has not been cured. Except as separately identified in Section 4.16(b) of the Company Disclosure Letter, no approval, consent or waiver of any Person is needed in order that any Material Contract continue in full force and effect following the consummation of the Transactions. The Company has provided, or otherwise made available to Parent, complete and accurate copies of all of the Material Contracts currently in effect.
          SECTION 4.17. Employment Matters.

          (a) Neither the Company nor any Company Subsidiary is or has ever been a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, or works council or similar body, nor is any such contract or agreement presently being negotiated, nor, to the knowledge of the Company, is there, nor has there been in the last five years, a representation campaign with respect to any of the employees of the Company or any of the Company Subsidiaries. As of the date of this Agreement, there is no pending or, to the knowledge of the Company, threatened, labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of the Company Subsidiaries.
          (b) Section 4.17(b) of the Company Disclosure Letter sets forth a complete and accurate list of (i) the name of each officer and employee of the Company or any Company Subsidiary, (ii) each other person who has accepted an offer of employment made by the Company or any Company Subsidiary but whose employment has not yet commenced and (iii) the names of each other person to whom an offer of employment is outstanding by the Company or any Company Subsidiary, in each case at the date hereof, together with each such person’s actual or offered position or function, date of hire, seniority recognized to the extent preceding hire dates, status as active or non-active and as a U.S. citizen or lawful permanent resident, annual base salary or wages and any incentive or bonus arrangement with respect to such person in effect on such date and the amounts expected to be earned under those arrangements for the current fiscal year. The Company has not received any information that would lead it to believe that such persons will or may cease to be employees, or will refuse offers of employment from Parent, because of the consummation of the Transactions.
          (c) All employees employed by the Company or any Company Subsidiary in the United States are employed on an “at-will” basis and their employment can be terminated at any time for any reason without any amounts being owed to such individual other than with respect to wages accrued before the termination. The Company’s or the Company Subsidiaries’ relationships with all individuals who act on their own as contractors or as other service providers can be terminated at any time for any reason without any amounts being owed to such individuals, other than with respect to compensation or payments accrued before the notice of termination. No employee is on disability or other leave of absence, other than short term absences of less than three weeks. The Company and the Company Subsidiaries have complied, in all material respects, with all Laws governing the employment of personnel by U.S. companies and the employment of non-U.S. nationals in the United States, including those relating to wages, hours, benefits, labor and the Immigration and Nationality Act 8 U.S.C. Sections 1101 et seq. and its implementing regulations. Neither the Company nor the Company Subsidiaries have sponsored any employee for, or otherwise engaged any employee working pursuant to, a non-immigrant visa.
          (d) The Company and the Company Subsidiaries have complied in all material respects with their obligations under the WARN Act and other similar applicable Law. Section 4.17(d) of the Company Disclosure Letter sets forth a complete and accurate list of all employees whose employment has been terminated within 90 calendar days preceding the Closing Date, or whose work hours have been reduced within six months preceding the Closing Date, and such list indicates the employee’s name, site of employment, position or job title, starting date of employment, and date of employment loss, termination or layoff, and, if applicable, the amount of hour reduction for each calendar month during the six month period preceding the Closing Date.
          (e) All source deductions and other amounts required by applicable Law to be deducted or withheld from remuneration payable to employees of the Company and the Company Subsidiaries, and all employer premiums, contributions or amounts payable by the Company or the Company Subsidiaries thereon or in respect thereof, have been so deducted and withheld and remitted, paid or contributed in material compliance with applicable Law to the appropriate governmental or regulatory authority.
          (f) Neither the Company nor any Company Subsidiary has used the services of temporary employees or “leased employees” (as that term is defined in Section 414(n) of the Code). Neither the Company nor any Company Subsidiary has used the services of individuals who have provided services while classified as independent contractors to an extent that they would be eligible to participate in any Company Employee Benefit Plan. All individuals who perform services for the Company or a Company Subsidiary and who have been classified as other than employees have been properly classified. All employees of the Company and Company Subsidiaries who are employed in the United States, and all of the terms and conditions of their employment are governed exclusively by United States law and not the law of any other jurisdiction.
          (g) The Company has made available to Parent prior to the date of this Agreement a current, accurate and complete copy of each material personnel policy, rule, or procedure applicable to employees of the Company and the Company Subsidiaries.
          (h) Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any consent decree or settlement agreement with, or citation by, any Governmental Authority relating to employees or employment practices.
          (i) The Company and the Company Subsidiaries that employ personnel outside the United States have complied, in all material respects, with all applicable Laws governing the employment of such personnel including those relating to wages, hours, benefits, labor, the provisions of information to and consultation with employees and their representatives, redundancy, and immigration and nationality.
          SECTION 4.18. Real Property.
          (a) Neither the Company nor any Company Subsidiary owns any real property, nor has the Company or any Company Subsidiary ever owned any real property.
          (b) Section 4.18 of the Company Disclosure Letter sets forth a complete and accurate list of all real property that is as of the date hereof leased, subleased or licensed by or from the Company or any Company Subsidiary or otherwise used or occupied by the Company or any Company Subsidiary (the “Leased Real Property”), the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the Lease. The Company, or any of the Company Subsidiaries, is the sole owner and holder of a valid leasehold interest in each Lease free and clear of Liens other than those Liens permitted under this Agreement. The Company has delivered or otherwise made available to Parent and Merger Sub true, correct and complete copies of all Leases and other written agreements and documents pertaining to such Leases in the possession or under the control of the Company or any of the Company Subsidiaries. The Company or any of the Company Subsidiaries has peaceful and undisturbed possession under each Lease. There are no leasing commissions or similar payments due, arising out of, resulting from or with respect to any Leases that are owned by the Company or any of the Company Subsidiaries. No party has a right to occupy any of the premises subject to a Lease except for the Company or any of the Company Subsidiaries. There are not pending or, to the knowledge of the Company, threatened condemnation or eminent domain actions or proceedings, or any special assessments or other activities of any public or quasi-public body that are reasonably likely to adversely affect the Company’s rights pursuant to any Lease. No current use by the Company nor any of the Company Subsidiaries of the Leased Real Property or any improvements thereon is dependent on a nonconforming use or other approval from a Governmental Authority, the absence of which would significantly limit the use of any of the properties or assets in the operation of the business of the Company. Each parcel of Leased Real Property is located on public roads and streets with adequate and legal ingress available between such streets and such parcel of Leased Real Property. With respect to each Lease under which the Company or any of the Company Subsidiaries is a lessee, the lessee under such Lease has obligation to remove any tenant improvements, alterations or installations existing at the Leased Real Property as of the date hereof, prior to expiration or the earlier termination of such Lease. With respect to each Lease under which the Company or any of the Company Subsidiaries is a lessee, the landlord under such Lease does not have the right to recapture or terminate the Lease or any portion thereof upon receipt of a request to assign the Lease or sublease any portion of the Leased Premises that is the subject of such Lease.
          SECTION 4.19. Insurance. Section 4.19 of the Company Disclosure Letter sets forth a complete and accurate list of all material insurance policies of the Company and the Company Subsidiaries. There is no claim by the Company or any Company Subsidiary pending under any of such policies. All insurance policies of the Company and the Company Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as is customary in the industry in which they operate. Neither the Company nor any Company Subsidiary is in breach or default, and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies. No notice of cancellation or termination has been received with respect to any such policy except customary notices of cancellation in advance of scheduled expiration.
          SECTION 4.20. Affiliate Transactions. No present or former officer or director of the Company or any Company Subsidiary or any Person owning 5% or more of the shares of Company Common Stock or any other Affiliate, and no family member of any such Person, is a party to any loan, lease or other Contract with or binding upon the Company or any Company Subsidiary or any of their respective properties or assets or has any interest in any property owned by the Company or any Company Subsidiary or has engaged in any transaction with any of the foregoing within the last three years preceding the date of this Agreement.
          SECTION 4.21. Takeover Statutes. No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (with the exception of Section 203 of the DGCL) or in the

United Kingdom applicable to the Company is applicable to the Merger or any of the other Transactions. The action of the Company Board in approving this Agreement, the Voting Agreement and the Transactions is sufficient to render inapplicable to this Agreement, the Voting Agreement and the Transactions the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL.
          SECTION 4.22. Assets. The material property, plant and equipment of the Company and the Company Subsidiaries has been maintained in all material respects in reasonable operating condition and repair, ordinary wear and tear excepted, and constitutes in all material respects property, plant and equipment sufficient to permit the Company and each Company Subsidiary to conduct their operations in the ordinary course of business in a manner consistent with their past practices.
          SECTION 4.23. Foreign Corrupt Practices Act. Neither the Company nor any Company Subsidiary, and no director, officer, agent or employee of the Company or any Company Subsidiary, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other federal, foreign or state anti-corruption or anti-bribery Law or requirement applicable to the Company or the Company Subsidiaries.
          SECTION 4.24. Customers and Suppliers. Section 4.24 of the Company Disclosure Letter sets forth a complete and accurate list of the 10 largest suppliers to, and customers of, the Company and the Company Subsidiaries, taken as a whole, for the fiscal year ended December 31, 2008 (determined on the basis of the total dollar amount of purchases or sales, as the case may be). From January 1, 2009 through the date of this Agreement, there has been no termination or cancellation of the business relationship of the Company or any Company Subsidiary with any such customer or supplier nor, to the knowledge of the Company, has any such customer or supplier indicated an intent to so terminate, cancel or materially curtail its business relationship with the Company or any Company Subsidiary.
          SECTION 4.25. Disclosure. The representations and warranties of the Company contained herein (as modified by the Company Disclosure Letter), taken together with all announcements and other publications issued by the Company pursuant to the UK Laws up to the date hereof and posted under the “Investors” tab of the Company’s website (www.solarintegrated.com) under the headings “AIM Rule 26” and “Financial Data”, do not contain as of the date hereof any untrue statement of a material fact, and do not omit as of the date hereof to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. All projections and expressions of opinion or predictions relating to future sales and financial performance of the Company and the Company Subsidiaries previously delivered to Parent by the Company were made in good faith by the Company; provided, however, that the Company cannot and does not guaranty the attainment of any such projections and expressions of opinion or predictions.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
          Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:
          SECTION 5.1. Organization. Each of Parent and Merger Sub is a corporation organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted, except for such franchises, licenses, permits, authorizations and approvals, the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.
          SECTION 5.2. Merger Sub. Merger Sub is a direct, wholly owned Subsidiary of Parent that was formed solely for the purpose of engaging in the Transactions. Since the date of its incorporation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.
          SECTION 5.3. Authorization; No Conflict.
          (a) Each of Parent and Merger Sub has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and the Voting Agreement by Parent and Merger Sub (to the extent a party), the performance by Parent and Merger Sub of their respective obligations hereunder and thereunder and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by the respective Boards of Directors of Parent and Merger Sub. No other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement and the Voting Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder and thereunder and the consummation by Parent and Merger Sub of the Transactions, except for the approval of the Merger by Parent as the owner of all the outstanding capital stock of Merger Sub. Each of this Agreement and the Voting Agreement has been duly and validly executed and delivered by Parent and Merger Sub (to the extent a party) and, assuming the due authorization, execution and delivery thereof by the Company (to the extent a party) and the other parties thereto, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub (to the extent a party) in accordance with their respective terms, subject in each case to the Bankruptcy and Equity Exception.
          (b) Neither the execution and delivery of this Agreement and the Voting Agreement by Parent or Merger Sub (to the extent a party), nor the consummation by Parent or Merger Sub of the Transactions nor compliance by Parent or Merger Sub with any of the provisions herein or therein will (i) result in a violation or breach of or conflict with the certificate of incorporation or by-laws of Parent or Merger Sub or (ii) subject to obtaining or making the consents, waivers, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (c) below, violate any Judgment or Law applicable to Parent or Merger Sub or any of their respective properties or assets or result in a violation or breach of or conflict with any provisions of any Contract to which Parent or Merger Sub is a party or bound, other than any such event described in this clause (ii) which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.
          (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary to be obtained or made by Parent or Merger Sub in connection with Parent’s or Merger Sub’s (to the extent a party) execution, delivery and performance of this Agreement and the Voting Agreement, or the consummation by Parent or Merger Sub of the Transactions, except for (i) compliance with the DGCL, with respect to the filing of the Certificate of Merger, and (ii) any such consent, approval, order, authorization, registration, declaration or filing, the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.
          SECTION 5.4. Available Funds. Parent has sufficient funds available to consummate the Transactions and to discharge the indebtedness of the Company reflected on the Interim Balance Sheet in accordance with the terms of such indebtedness or incurred by the Company in the ordinary course of business under that certain Loan and Security Agreement, dated as of December 30, 2005, among the Company, General Electric Capital Corporation and the other credit parties signatory thereto (as amended, restated, supplemented or otherwise modified through the date of this Agreement).
ARTICLE 6
CONDUCT OF BUSINESS PENDING THE MERGER
          SECTION 6.1. Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, unless Parent shall otherwise consent in writing or except as expressly permitted or required pursuant to this Agreement:
          (a) The Company and the Company Subsidiaries shall (i) conduct their business only in the ordinary and usual course of business and consistent with past practices, and (ii) use reasonable best efforts (consistent with the Company’s past practices from May 5, 2009 to the date of this Agreement) to maintain and preserve intact their respective business organizations, to maintain their significant beneficial business relationships with suppliers, contractors, distributors, customers, licensors, licensees and others having material business relationships with them, to retain the services of their present officers and key employees and to comply in all material respects with all applicable Laws and the requirements of all Contracts that are material to the Company and the Company Subsidiaries, taken as a whole, in each case, to the end that their goodwill and ongoing business shall be materially unimpaired at the Effective Time; provided, however, that the failure of the Company to take any action requiring the consent of Parent under Section 6.1(b), after the Company has requested Parent’s consent to such action pursuant to this Section 6.1 and Parent has failed to consent within five Business Days of such request, shall not constitute a breach by the Company of this Section 6.1(a).
          (b) Without limiting the generality of the foregoing Section 6.1(a), except as contemplated by Section 3.4 and Section 3.5 or otherwise hereby, the Company shall not directly or indirectly, and shall not permit any of the Company Subsidiaries to, do any of the following without the prior written consent of Parent:
     (i) (A) acquire, sell, lease, transfer, encumber or permit to be subject to any Lien or dispose of any assets, rights or securities that are material to the Company and the Company Subsidiaries, taken as a whole, except for the sale or transfer of inventory of the Company or the Company Subsidiaries in the ordinary course of business, or (B) terminate, cancel or materially modify in a manner adverse to the Company and the Company Subsidiaries, taken as a whole, any Material Contract (other than extensions of existing credit facilities on terms reasonably consistent with prior extensions) or enter into any Contract that would have been a Material Contract if entered into prior to the date hereof;
     (ii) acquire by merging or consolidating with or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business, corporation, partnership, joint venture, association or other business organization or division thereof;
     (iii) amend or propose to amend the Company Charter Documents or the Subsidiary Documents, except as may be required in connection with the consummation of the Transactions;
     (iv) declare, set aside, make or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock;
     (v) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any shares of its capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests, except pursuant to the terms of such options, warrants or other rights (including the Convertible Notes) that are outstanding as of the date hereof;
     (vi) adjust, recapitalize, split, combine, subdivide or reclassify any outstanding shares of its capital stock;
     (vii) issue, sell, encumber, dispose of or authorize, propose or agree to the issuance, sale, encumbrance or disposition by the Company or any of the Company Subsidiaries of, any shares of, or any options, warrants, convertible notes or other rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the date hereof, except pursuant to the terms of any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock that are outstanding as of the date hereof;

     (viii) incur, or modify in any material respect the terms of, any indebtedness for borrowed money, or assume, guarantee or endorse any such indebtedness of another Person, except for any incurrence, assumption, guarantee or endorsement of indebtedness in the ordinary course of business pursuant to any credit facility of the Company existing on the date hereof;
     (ix) make any loans or advances, except to or for the benefit of the Company Subsidiaries or to employees of the Company or the Company Subsidiaries for business expenses in the ordinary course of business and not to exceed $5,000 in the aggregate with respect to any individual employee;
     (x) other than to the extent required by a Company Employee Benefit Plan or in a written contract or agreement in existence as of the date of this Agreement and disclosed in Section 4.10 of the Company Disclosure Letter or as required by applicable Law: (A) grant any awards under any Company Employee Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock or the removal of existing restrictions in any Company Employee Benefit Plan or awards made thereunder), (B) grant or increase any severance or termination pay to any current or former director, executive officer, employee, consultant or independent contractor of the Company or any Company Subsidiary, (C) execute any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any such individual, except for (1) standard offer letters offering at-will employment and (2) employment agreements in the Company’s customary form and providing for compensation not exceeding the equivalent of $100,000 annually with employees outside the United States, in each case in the ordinary course of business, (D) increase the benefits payable under any existing severance or termination pay policies or employment agreements, (E) hire any officers (or promote an employee into an officer position) or increase the compensation, bonus or other benefits of current or former directors, executive officers, employees, consultants or independent contractors of the Company or any Company Subsidiary, (F) adopt or establish any plan, policy, program or arrangement that would be considered a Company Employee Benefit Plan if such plan, policy, program or arrangement were in effect as of the date of this Agreement, or amend in any material respect any existing Company Employee Benefit Plan, except for (1) standard offer letters offering at-will employment and (2) employment agreements in the Company’s customary form and providing for compensation not exceeding the equivalent of $100,000 annually with employees outside the United States, in each case in the ordinary course of business, (G) provide any material financial benefit to a current or former director, executive officer, employee, consultant or independent contractor of the Company or any Company Subsidiary not required by any existing agreement or Company Employee Benefit Plan, except for compensation or other benefits provided to newly hired employees or newly retained consultants in the ordinary course of business, or (H) take any action to accelerate the vesting or payment of any compensation or benefit under any Company Employee Benefit Plan or to fund or in any other way secure the payment of compensation or benefits under any Company Employee Benefit Plan or make any material determinations not in the ordinary course of business under any Company Employee Benefit Plan;

     (xi) execute or amend (other than as required by existing employee benefit plans or employment agreements or by applicable Law) in any material respect any employment, consulting, severance, termination or indemnification agreement between the Company or any of the Company Subsidiaries and any of their respective directors, officers, agents, consultants, independent contractors or employees, except for (1) standard offer letters offering at-will employment and (2) employment agreements in the Company’s customary form and providing for compensation not exceeding the equivalent of $100,000 annually with employees outside the United States, in each case in the ordinary course of business, or any collective bargaining agreement or other obligation to any labor organization or employee incurred or entered into by the Company or any of the Company Subsidiaries;
     (xii) make any changes in its reporting for Taxes or accounting methods other than as required by GAAP or applicable Law; make or rescind any Tax election; file any amended Tax Return with respect to any material Tax; make any change to its method or reporting income, deductions, or other Tax items for Tax purposes; settle or compromise any Tax liability or enter into any transaction with an Affiliate outside the ordinary course of business if such transaction would give rise to a material Tax liability;
     (xiii) settle, compromise or otherwise resolve any litigation or other legal proceedings material to the Company and the Company Subsidiaries taken as a whole or as would result in any liability in excess of the amount reserved therefor or reflected on the balance sheets included in the Company Financial Statements;
     (xiv) pay or discharge any claims, Liens or liabilities which are not reserved for or reflected on the balance sheets included in the Company Financial Statements, other than any claims, Liens or liabilities that are reserved for or incurred in the ordinary course of business after the Balance Sheet Date;
     (xv) adopt a plan of complete or partial liquidation (or resolutions providing for or authorizing such liquidation), dissolution, merger, consolidation, restructuring, recapitalization or reorganization of the Company or any of the Company Subsidiaries (other than the Merger);
     (xvi) abandon, cease to prosecute, fail to maintain, sell, license, assign or encumber any material Permit or other material assets;
     (xvii) with respect to Intellectual Property, except in the ordinary course of business, (A) sell, assign, license, sublicense, encumber, impair, abandon, fail to maintain, transfer or otherwise dispose of any right, title or interest of the Company or any of the Company Subsidiaries in any Company Intellectual Property, (B) grant, extend, amend, waive, cancel or modify any rights in or to the Company Intellectual Property, or (C) divulge, furnish to or make accessible any Trade Secrets within Company Intellectual Property to any Person who is not subject to an enforceable written agreement to maintain the confidentiality of such Trade Secrets;

     (xviii) enter into any Contract that would result in the grant to the Company or any of the Company Subsidiaries of any right or license in the Intellectual Property of any Person, or amend, assign, terminate or fail to exercise a right of renewal or extension under Contract related to Company Intellectual Property, except in the ordinary course of business;
     (xix) authorize any new capital expenditures, except (A) for the replacement of broken but necessary equipment of the Company and the Company Subsidiaries and not to exceed $100,000 in the aggregate and (B) for other new capital expenditures not to exceed $50,000 in the aggregate;
     (xx) fail to use reasonable best efforts to keep in full force and effect all insurance policies maintained by the Company and the Company Subsidiaries;
     (xxi) enter into any agreement, arrangement or commitment that materially limits or otherwise materially restricts the Company or any Company Subsidiary, or that would reasonably be expected to, after the Effective Time, materially limit or restrict Parent or any of its Subsidiaries or any of their respective Affiliates or any successor thereto, from engaging or competing in any line of business in which it is currently engaged or in any geographic area material to the business or operations of Parent or any of its Subsidiaries; or
     (xxii) take or agree in writing or otherwise to take any of the actions precluded by Section 6.1(b).
ARTICLE 7
ADDITIONAL AGREEMENTS
          SECTION 7.1. Preparation of Proxy Circular; Stockholders Meeting.
          (a) The Company shall, as soon as practicable following the date hereof (and in any event within 10 days after the date of this Agreement), prepare and mail to the stockholders of the Company a proxy circular in connection with the Company Stockholders Meeting (the “Proxy Circular”). Parent, Merger Sub and the Company shall cooperate and consult with each other and their respective counsel in the preparation of the Proxy Circular. The Company shall ensure that the Proxy Circular does not, as of the date on which it is distributed to the stockholders of the Company, and as of the date of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.
          (b) As soon as practicable following the date hereof, the Company shall take all action necessary to establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of seeking the Required Company Stockholder Vote, regardless of whether a Company Adverse Recommendation Change shall have occurred. The Company shall, through the Company Board, recommend to its stockholders that they adopt this Agreement and give the Required Company Stockholder Vote (the “Company Recommendation”) until and unless a Company

Adverse Recommendation Change shall have occurred. Unless a Company Adverse Recommendation Change shall have occurred, the Company shall include the Company Recommendation in the Proxy Circular and use its reasonable best efforts to (i) solicit from stockholders of the Company proxies in favor of the adoption of this Agreement and (ii) secure the Required Company Stockholder Vote. Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders Meeting without the consent of Parent, other than (i) for the absence of a quorum or (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which it believes in good faith is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Stockholders Meeting; provided, however, that in the event that the Company Stockholders Meeting is delayed to or after the second Business Day before the Outside Date as a result of either (i) or (ii) above, then the Outside Date shall be extended to the fifth Business Day after such date.
          (c) Notwithstanding the foregoing, Parent shall have the right to require the Company to postpone or adjourn the Company Stockholders Meeting to a later date if, in Parent’s sole and absolute discretion, such postponement or adjournment is advisable in order to solicit additional stockholder support in favor of the adoption of this Agreement and to obtain the Required Company Stockholder Vote. Any such postponement or adjournment shall not affect the Company Recommendation; provided, however, that such postponement or adjournment shall not extend beyond September 30, 2009.
          (d) Parent shall cause all shares of Company Common Stock owned by Parent or Merger Sub, if any, to be voted in favor of the adoption of the Agreement.
          SECTION 7.2. Public Statements. Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the Transactions shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by Law or the rules or regulations of any applicable Governmental Authority to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party. The parties agree that the initial press release to be issued with respect to the Transactions shall be in the form agreed by the parties.
          SECTION 7.3. Standard of Efforts. Subject to the terms and conditions provided herein, each of the Company, Parent and Merger Sub agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective as promptly as commercially practicable, the Merger and the other Transactions, including (i) obtaining all permits, consents, waivers, approvals, authorizations and actions or nonactions required for or in connection with the consummation by the parties hereto of the Merger and the other Transactions, (ii) the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, a Governmental Authority, (iii) the obtaining of all necessary consents or waivers from third parties, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and the other Transactions and to fully carry out the purposes of this Agreement. The Company shall have the right to review and approve in advance all characterizations of the information relating to the Company; Parent shall have the right to review and approve in advance all characterizations of the information relating to Parent or Merger Sub; and each of the Company and Parent shall have the right to review and approve in advance all characterizations of the information relating to the Transactions, in each case which appear in any material filing (including the Proxy Statement) made in connection with the Transactions. The Company, Parent and Merger Sub agree that they will consult with each other with respect to the obtaining of all such necessary permits, consents, waivers, approvals and authorizations of all third parties and Governmental Authorities.
          SECTION 7.4. Notification of Certain Matters.
          (a) The Company shall give prompt notice to Parent and Merger Sub of (a) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Transactions, (b) any Company Material Adverse Effect or the occurrence or existence of any event which, individually or in the aggregate, would reasonably be likely to have a Company Material Adverse Effect, or (c) the occurrence or existence of any event that results, or with the passage of time or otherwise, would reasonably be likely to result, in the failure of any condition set forth in Section 8.2(a) or (b) of this Agreement; provided, however, that the delivery of notice pursuant to this Section 7.4(a) shall not limit or otherwise affect the remedies available hereunder to Parent.
          (b) Parent shall give prompt notice to the Company of (a) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Transactions, (b) any Parent Material Adverse Effect or the occurrence or existence of any event which, individually or in the aggregate, would reasonably be likely to have a Parent Material Adverse Effect, or (c) the occurrence or existence of any event that results, or with the passage of time or otherwise, would reasonably be likely to result, in the failure of any condition set forth in Section 8.3(a) or (b) of this Agreement; provided, however, that the delivery of notice pursuant to this Section 7.4(b) shall not limit or otherwise affect the remedies available hereunder to the Company.
          SECTION 7.5. Access to Information; Confidentiality.
          (a) The Company shall, and shall cause the Company Subsidiaries and the officers, directors, employees and agents of the Company and the Company Subsidiaries, to, afford the officers, employees and agents of Parent and Merger Sub, at their sole cost and risk, reasonable access at all reasonable times from the date hereof through the Effective Date to its officers, employees, agents, properties, facilities, books, records, contracts and other assets and shall promptly furnish Parent and Merger Sub all financial, operating and other data and information as Parent and Merger Sub through their officers, employees or agents, may from time to time reasonably request. Parent and Merger Sub, at their sole cost and risk, shall have the right to make such due diligence investigations as Parent and Merger Sub shall deem necessary or reasonable, upon reasonable notice to the Company and without significant interference to Company’s operations or properties. No additional investigations or disclosures shall affect the Company’s representations and warranties contained herein, or limit or otherwise affect the remedies available to Parent and Merger Sub pursuant to this Agreement.
          (b) The provisions of the Confidentiality Agreement shall remain in full force and effect in accordance with its terms; provided, however, that the provisions of paragraphs 3, 6, 8 and 11 of the Confidentiality Agreement shall be superseded by the terms of this Agreement; provided further, however, that, notwithstanding the foregoing proviso, upon the termination of this Agreement, paragraph 6 of the Confidentiality Agreement shall have full force and effect.
          SECTION 7.6. No Solicitation.
          (a) The Company shall, and shall cause the Company Subsidiaries and the Company’s and the Company Subsidiaries’ respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person other than Parent conducted heretofore with respect to a Takeover Proposal, promptly request and use reasonable best efforts to obtain the return from all such Persons or cause the destruction of all copies of confidential information previously provided to such Persons by the Company, the Company Subsidiaries or Representatives to the extent any confidentiality agreement with such Person so provides. From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, nor shall it permit any of the Company Subsidiaries to, nor shall it authorize or permit any Representative to, directly or indirectly, (i) solicit, initiate, or take any action to knowingly facilitate or encourage (including by way of furnishing information) the submission of, any Takeover Proposal, (ii) approve or recommend any Takeover Proposal, enter into any agreement, agreement-in-principle or letter of intent with respect to or accept any Takeover Proposal (or resolve to or publicly propose to do any of the foregoing), or (iii) participate or engage in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that if in response to an unsolicited, bona fide written Takeover Proposal made after the date hereof in circumstances not involving a breach of this Agreement, the Company Board reasonably determines in good faith (after consultation with outside counsel and receiving the advice of the Company Financial Advisor or another financial advisor of nationally recognized reputation) that such Takeover Proposal constitutes a Superior Proposal and with respect to which the Company Board determines in good faith, after consulting with and receiving the advice of outside counsel, that the failure to take such action does or would constitute a breach of the Company Board’s fiduciary duties to the Company’s stockholders under Delaware law, then the Company may at any time prior to the receipt of the Required Company Stockholder Vote (but in no event after such time), (x) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Takeover Proposal and its Representatives, but only pursuant to a confidentiality agreement in customary form that is no less favorable to the Company than the Confidentiality Agreement; provided, however, that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company, (2) the Company provides Parent with not less than 24 hours prior notice of its intention to enter into such confidentiality agreement, and (3) the Company advises Parent of all such information delivered to such Person concurrently with its delivery to such Person and concurrently with its delivery to such Person the Company delivers to Parent all such information not previously provided to Parent, (y) conduct discussions or negotiations with such Person regarding such Takeover Proposal, and (z) to the extent permitted pursuant to and in compliance with Section 9.1(h), enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal. The Company shall ensure that its Representatives are aware of the provisions of this Section 7.6(a). Without limiting the foregoing, it is agreed that any violation of the foregoing restrictions by the Company Subsidiaries or any Representative of the Company or any Company Subsidiary shall be deemed to be a breach of this Section 7.6 by the Company. The Company shall provide Parent with a correct and complete copy of any confidentiality agreement entered into pursuant to this Section 7.6(a) within 24 hours of the execution thereof.
          (b) In addition to the other obligations of the Company set forth in this Section 7.6, the Company shall promptly advise Parent, orally and in writing, and in no event later than 24 hours after receipt, if any proposal, offer or inquiry is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Takeover Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such proposal, offer or inquiry and the terms and conditions of any proposals or offers or the nature of any inquiries (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer or inquiry), and thereafter shall promptly keep Parent informed of all material developments affecting the status and terms of any such proposals, offers or inquiries (and the Company shall provide Parent with copies of any additional written materials received that relate to such proposals, offers or inquiries) and of the status of any such discussions or negotiations.
          (c) Except as expressly permitted by this Section 7.6(c), neither the Company Board nor any committee thereof shall (i) fail to make, withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the Company Recommendation or the approval or declaration of advisability by the Company Board of this Agreement, the Merger and the other Transactions, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or (iii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or which is intended to or is reasonably likely to lead to, any Takeover Proposal, or resolve or agree to take any such action (any failure or action described in clause (i), (ii) or (iii) being referred to as a “Company Adverse Recommendation Change”). Notwithstanding the foregoing, the Company Board may, prior to the receipt of the Required Company Stockholder Vote, (x) withdraw or modify the Company Recommendation, (y) recommend a Takeover Proposal that constitutes a Superior Proposal, or (z) to the extent permitted pursuant to and in compliance with Section 9.1(h), enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal, if, in each case, the Company Board determines in good faith, after consulting with and receiving advice from outside counsel, that the failure of the Company Board to make such Company Adverse Recommendation Change does or would constitute a breach of the Company Board’s fiduciary duties to the Company’s stockholders under Delaware law; provided, however, that no Company Adverse Recommendation Change may be made in the absence of a Superior Proposal and until the fifth Business Day following Parent’s receipt of written notice from the Company advising Parent that the Company Board intends to take such action and specifying the reasons therefor, including the terms and conditions of any Superior Proposal that is the basis for the proposed action by the Company Board, and compliance by the Company with the provisions of Section 9.1(h).
          (d) Nothing in this Section 7.6 shall prohibit the Company Board from making any required disclosure to the Company’s stockholders if in each case the Company Board determines in good faith, after consultation with outside counsel, that the taking of such position or the making of such disclosure is necessary in order for the Company Board to comply with its fiduciary duties to its stockholders under Delaware law or other applicable Law; provided, however, that in no event shall the Company, the Company Board or any committee thereof take, or agree or resolve to take, any action prohibited by Section 7.6(c). Any disclosure made pursuant to this Section 7.6(d) shall be deemed to be a Company Adverse Recommendation Change unless the Company Board expressly reaffirms the Company Recommendation.
          SECTION 7.7. Indemnification and Insurance; Employment Agreements.
          (a) Parent and Merger Sub agree that all rights to indemnification by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time an employee, officer or director of the Company or any Company Subsidiary (each an “Indemnified Party”), as provided in the Company Charter Documents, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, copies of which have been provided to Parent, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms. Parent shall cause the Surviving Corporation and any successor thereto to comply and not take any action inconsistent with this Section 7.7(a).
          (b) Parent shall cause the Surviving Corporation and any successor thereto to maintain the Company’s officers’ and directors’ liability insurance policies and surety bonds procured by the Company in respect of the employees who are licensed contractors and listed on Exhibit C hereto (complete and accurate copies of which have been previously provided to Parent), in effect on the date of this Agreement (the “D&O Insurance”), for a period of not less than six years after the Effective Time, but only to the extent related to actions or omissions prior to the Effective Time; provided, however, that (i) the Surviving Corporation and any successor thereto may substitute therefor policies of at least the same coverage and amounts containing terms no less advantageous to such former directors or officers and (ii) such substitution shall not result in gaps or lapses of coverage with respect to matters occurring prior to the Effective Time; provided further, however, that in no event shall Parent, the Surviving Corporation and any successor thereto be required to expend more than an amount per year equal to 150% of current annual premiums paid by the Company for such insurance (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto; provided further, however, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the

Maximum Amount, Parent, the Surviving Corporation or any successor thereto shall procure and maintain for such six-year period as much coverage as reasonably practicable for the Maximum Amount; provided further, however, that Parent shall offer to each beneficiary of the D&O Insurance, with reasonable notice, the opportunity to reimburse Parent for the difference between the annual premiums necessary to maintain or procure such insurance coverage for such beneficiary and the Maximum Amount, and Parent shall procure such insurance coverage upon acceptance of such offer by any beneficiary. Parent shall have the option to cause coverage to be extended under the Company’s D&O Insurance by obtaining a six-year “tail” policy or policies on terms and conditions no less advantageous than the Company’s existing D&O Insurance and that are prepaid and noncancelable, and such “tail” policy or policies shall satisfy the foregoing provisions of this Section 7.7(b).
          (c) Parent shall cause the Surviving Corporation and any successor thereto to comply with the Contracts set forth on Schedule 7.7(c).
          (d) The obligations of Parent, the Surviving Corporation and any successor thereto under this Section 7.7 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 7.7 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 7.7 applies shall be third party beneficiaries of this Section 7.7, each of whom may enforce the provisions of this Section 7.7).
          SECTION 7.8. Stockholder Litigation. The Company shall give Parent the opportunity to participate in, but not control, the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the Merger or any of the other Transactions, and no such settlement shall be agreed to without Parent’s prior written consent (which consent shall not be unreasonably withheld or delayed).
          SECTION 7.9. De-listing of Company Common Stock. The Company shall, as soon as practicable following the date hereof, take all such steps that may be required in accordance with the AIM Rules for Companies to give effect to the cancellation of the admission of the Company Common Stock to trading on AIM, conditional upon Closing and effective from the Effective Date.
          SECTION 7.10. Merger Sub Compliance. Parent shall cause Merger Sub to comply with all of Merger Sub’s obligations under or relating to this Agreement. Merger Sub shall not engage in any business that is not in connection with or incident to the Transactions.
ARTICLE 8
CONDITIONS
          SECTION 8.1. Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable Law, waiver on or prior to the Closing Date of each of the following conditions:

          (a) Stockholder Approval. This Agreement shall have been adopted by the Required Company Stockholder Vote.
          (b) No Injunctions. No injunction issued by a court of competent jurisdiction shall be in effect that would make the Merger or the other Transactions illegal or otherwise prevent the consummation thereof; provided, however, that the party seeking to assert this condition shall have complied with the provisions of Section 7.3.
          SECTION 8.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction, or to the extent permitted by applicable Law, the waiver on or prior to the Closing Date of each of the following conditions:
          (a) Representations and Warranties. Each of the representations and warranties made by the Company set forth herein shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date, except
     (i) for any failure to be so true and correct that, individually or in the aggregate, has not had and would not reasonably be expected to have or constitute a Company Material Adverse Effect (it being understood that for all purposes of determining the accuracy of such representations and warranties, all references to the term “Company Material Adverse Effect” and materiality qualifications and other qualifications based on the word “material” contained in such representations and warranties, except for the representations and warranties set forth in Section 4.7, shall be disregarded); provided, however, that
(A) the representations and warranties contained in Section 4.2 shall be so true and correct except (1) in de minimis respects and (2) to the extent that such representations and warranties are not true and correct as a result of any action permitted by Section 6.1(b),
(B) the representations and warranties contained in the first three sentences of Section 4.1(a), Section 4.3(a), Section 4.3(b), Section 4.3(c)(i), Section 4.4 and Section 4.21 shall be so true and correct, and
(C) the representations and warranties contained in Section 4.3(d), Section 4.14(a) and Section 4.23 shall be so true and correct except for any failure to be so true and correct that, individually or in the aggregate, (x) has not had and would not reasonably be expected to have a Company Material Adverse Effect (it being understood that for all purposes of determining the accuracy of such representations and warranties, all references to the term “Company Material Adverse Effect” and materiality qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded) or (y) would be reasonably expected to be material to Parent and its Subsidiaries, taken as a whole, after the Closing; and

     (ii) for those representations and warranties which address matters only as of a particular date, which representations and warranties shall have been true and correct in accordance with the standard described in clause (i) above as of such particular date.
          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all of the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date.
          (c) Certificates. Parent and Merger Sub shall have received certificates executed on behalf of the Company by the chief executive officer or chief financial officer of the Company, certifying that the conditions set forth in Sections 8.2(a) and (b) have been satisfied.
          (d) Litigation. There shall not be pending or threatened (i) any Proceeding brought by a Governmental Authority (A) seeking to restrain or prohibit the consummation of the Transactions, (B) seeking to prohibit or limit in any material respect the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, or to compel the Company, Parent or any of their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, as a result of any Transaction, or (C) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling the business or operations of the Company and the Company Subsidiaries, or (ii) any Proceeding which otherwise is reasonably likely to have a Company Material Adverse Effect.
          (e) Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event or events that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect.
          (f) FIRPTA Certificate. Parent shall have received a FIRPTA Notification Letter addressed to Parent, dated as of the Closing Date and duly executed by the Company and satisfying each of the requirements of Treasury Regulations Section 1.897-2(h) and stating that the Company has not been for the relevant period set forth in Section 897(c)(1) of the Code a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code.
          SECTION 8.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction, or to the extent permitted by applicable Law, the waiver on or prior to the Closing Date of each of the following conditions:
          (a) Representations and Warranties. Each of the representations and warranties made by Parent and Merger Sub set forth herein shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date, except
     (i) for any failure to be so true and correct that, individually or in the aggregate, has not had and would not reasonably be expected to have or constitute a Parent Material Adverse Effect (it being understood that for all purposes of determining the accuracy of such representations and warranties, all references to the term “Parent Material Adverse Effect” and materiality qualifications and other qualifications based on the word “material”contained in such representations and warranties shall be disregarded); and
     (ii) for those representations and warranties which address matters only as of a particular date, which representations and warranties shall have been true and correct in accordance with the standard described in clause (i) above as of such particular date.
          (b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all of the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by them under this Agreement at or prior to the Closing Date.
          (c) Certificates. The Company shall have received certificates executed on behalf of Parent by the chief executive officer or chief financial officer of Parent, certifying that the conditions set forth in Sections 8.3(a) and (b) have been satisfied.
ARTICLE 9
TERMINATION, AMENDMENT AND WAIVER
          SECTION 9.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after this Agreement has been adopted by the Required Company Stockholder Vote:
          (a) by mutual written consent of Parent, Merger Sub and the Company;
          (b) by either the Company or Parent, if the Merger has not been consummated on or prior to October 31, 2009 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the Merger not being consummated on or prior to the Outside Date;
          (c) by either the Company or Parent, if any Judgment issued by a court of competent jurisdiction or by a Governmental Authority, or Law or other legal restraint or prohibition in each case making the Merger illegal or permanently restraining, enjoining or otherwise preventing the consummation thereof shall be in effect and shall have become final and nonappealable; provided, however, that the party seeking the right to terminate this Agreement pursuant to this Section 9.1(c) shall have complied with the provisions of Section 7.3 and the right to terminate pursuant to this Section 9.1(c) shall not be available if the issuance of such legal restraint or prohibition was primarily due to the failure of such party to perform any of its obligations under this Agreement;
          (d) by either the Company or Parent, if upon a vote at a duly held Company Stockholders Meeting the Required Company Stockholder Vote shall not have been obtained;
          (e) by Parent, if prior to the receipt of the Required Company Stockholder Vote (i) a Company Adverse Recommendation Change shall have occurred, (ii) the Company Board or any committee thereof shall not have recommended that the Company’s stockholders reject any tender or exchange offer that is commenced or a Takeover Proposal (replacing “15%”

in the definition thereof with 50%) that is made in writing to the Company Board and publicly disseminated within 10 Business Days of the commencement or public dissemination thereof (including, for these purposes, by taking no position with respect to the acceptance by the Company’s stockholders of a tender offer or exchange offer within such period, which shall constitute a failure to recommend that the Company’s stockholders reject such offer), or (iii) the Company shall have violated or breached in any material respect any of its obligations under Section 7.6;
          (f) by Parent, if (i) there shall have occurred any event, condition, change, effect, occurrence or development of a state of facts that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect that is incapable of being cured or has not been cured by the Company within 20 calendar days after written notice has been given by Parent to the Company of such Company Material Adverse Effect, or (ii) the Company shall have breached any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements in each case contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.2, and (B) is incapable of being cured or has not been cured by the Company within 20 calendar days after written notice has been given by Parent to the Company of such breach or failure to perform;
          (g) by the Company, if Parent shall have breached any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements in each case contained in this Agreement, which breach or failure to perform (i) has had or would reasonably be expected to have a Parent Material Adverse Effect, and (ii) is incapable of being cured or has not been cured by Parent within 20 calendar days after written notice has been given by the Company to Parent of such breach or failure to perform; or
          (h) by the Company, if prior to the receipt of the Required Company Stockholder Vote, (i) the Company is in compliance with its obligations under Section 7.6, (ii) the Company Board has received a Takeover Proposal that it has determined in good faith, after consultation with the Company Financial Advisor or another financial advisor of nationally recognized reputation and outside counsel, constitutes a Superior Proposal, (iii) the Company has notified Parent in writing that it intends to enter into a definitive agreement implementing such Superior Proposal, attaching the most current version of such agreement (including any amendments, supplements or modifications) to such notice (a “Superior Proposal Notice”), (iv) during the five Business Day period following Parent’s receipt of a Superior Proposal Notice, (A) the Company shall have offered to negotiate with (and, if accepted, negotiated in good faith with), and shall have caused its respective financial and legal advisors to offer to negotiate with (and, if accepted, negotiate in good faith with), Parent in making adjustments to the terms and conditions of this Agreement and (B) the Company Board shall have determined in good faith, after the end of such five Business Day period, and after considering the results of such negotiations and the revised proposals made by Parent, if any, that the Superior Proposal giving rise to such notice continues to be a Superior Proposal; provided, however, that any amendment, supplement or modification to the financial terms or other material terms of any Takeover Proposal shall be deemed a new Takeover Proposal and the Company may not terminate this Agreement pursuant to this Section 9.1(h) unless the Company has complied with the requirements of this Section 9.1(h) with respect to such new Takeover Proposal, including sending a Superior Proposal Notice with respect to such new Takeover Proposal and offering to negotiate for five Business Days from such new Superior Proposal Notice, (v) the Company prior to, or concurrently with, such termination pays to Parent in immediately available funds the fee required to be paid pursuant to Section 9.3(b)(iv), and (vi) the Company Board concurrently approves, and the Company concurrently enters into, a definitive agreement providing for the implementation of such Superior Proposal.
The party desiring to terminate this Agreement shall give written notice of such termination to the other party.
          SECTION 9.2. Effect of Termination. Upon the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of any party hereto, except for the provisions of (i) the provisos in Sections 7.4(a) and 7.4(b), (ii) the last sentence of Section 7.5(a), (iii) Section 7.5(b), (iv) this Section 9.2, (v) Section 9.3, and (vi) Article 10, which shall survive such termination; provided, however, that nothing herein shall relieve any party from liability for any breach of this Agreement prior to such termination.
          SECTION 9.3. Fees and Expenses.
          (a) Except as set forth in this Section 9.3, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any of the other Transactions are consummated.
          (b) In the event that:
    (i) (A) a Takeover Proposal shall have been made to and publicly disclosed by the Company or shall have been made directly to its stockholders generally or any Person shall have publicly announced an intention to make a Takeover Proposal and thereafter, (B) this Agreement is terminated by the Company or Parent pursuant to Section 9.1(b) or (d) and (C) the Company enters into a definitive agreement with respect to, or consummates a transaction contemplated by, any Takeover Proposal (replacing “15%” in the definition thereof with “50%”) within 12 months of the date this Agreement is terminated (so long as, in the case of a transaction that has not been consummated within such period, such transaction is thereafter consummated);
    (ii) (A) a Takeover Proposal shall have been made to and publicly disclosed by the Company or shall have been made directly to its stockholders generally or any Person shall have publicly announced an intention to make a Takeover Proposal and thereafter, (B) this Agreement is terminated by Parent pursuant to Section 9.1(f)(ii) because the Company failed to perform in any material respect any of its covenants contained in this Agreement and (C) the Company enters into a definitive agreement with the Person making such Takeover Proposal (or publicly announcing an intention to make a Takeover Proposal) with respect to, or consummates with the Person making the Takeover Proposal referred to in subsection (A) a transaction that is contemplated by, a Takeover Proposal (replacing “15%” in the definition thereof with “50%”) within 12 months of the date this Agreement is terminated (so long as, in the case of a transaction that has not been consummated within such period, such transaction is thereafter consummated);
     (iii) this Agreement is terminated by Parent pursuant to Section 9.1(e) (or by the Company pursuant to Section 9.1(b) or (d) following any time at which Parent was entitled to terminate this Agreement pursuant to Section 9.1(e)); or
     (iv) this Agreement is terminated by the Company pursuant to Section 9.1(h);
then in any such event under clause (i), (ii), (iii) or (iv) of this Section 9.3(b), the Company shall pay to Parent a termination fee of $112,360 (the “Termination Fee”), plus an additional amount equal to the Expenses of Parent; provided, however, that Parent is obligated to pay and has actually and reasonably incurred such Expenses; provided further, however, that in no event shall the aggregate amount payable by the Company in respect of Expenses of Parent exceed $337,080. Any payment required to be made pursuant to clause (i) or clause (ii) of this Section 9.3(b) shall be made to Parent promptly following the consummation of the transaction contemplated by the Takeover Proposal referred to therein (and in any event not later than two Business Days after delivery to the Company of notice of demand for payment); any payment required to be made pursuant to clause (iii) of this Section 9.3(b) shall be made to Parent promptly following termination of this Agreement by Parent as set forth in such clause (iii) (and in any event not later than two Business Days after delivery to the Company of notice of demand for payment) and any payment required to be made pursuant to clause (iv) of this Section 9.3(b) shall be made to Parent at the time provided for in clause (v) of Section 9.1(h). In circumstances in which Expenses are payable or reimbursable pursuant to this Section 9.3(b), such payment shall be made to Parent not later than two Business Days after delivery to the Company of an itemization setting forth in reasonable detail all Expenses of Parent (which itemization may be supplemented and updated from time to time by Parent until the 60th day after Parent delivers such notice of demand for payment). All such payments shall be made by wire transfer of immediately available funds to an account to be designated by Parent.
          (c) The Company acknowledges that the agreement contained in Section 9.3(b) is an integral part of the transactions contemplated by this Agreement, and that, without that agreement, Parent would not enter into this Agreement. If the Company fails to make payment of such fee within the applicable time period specified in Section 9.3(b) and Parent commences a suit to collect such fee, the Company shall indemnify and reimburse Parent for its fees and expenses (including attorneys fees and expenses) incurred in connection with such suit and shall pay interest on the amount of the payment at the prime rate as published in The Wall Street Journal in effect on the date the fee was payable pursuant to Section 9.3(b). After payment of such fee, the Company shall have no further liability to Parent or Merger Sub hereunder.
          SECTION 9.4. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of the respective Boards of Directors of the Company, Parent and Merger Sub at any time prior to the Effective Time, whether before or after approval of this Agreement and the Transactions by the stockholders of the Company; provided, however, that after any such approval by the stockholders of the Company, no amendment shall be made that in any way materially adversely affects the rights of such stockholders (other than a termination of this Agreement in accordance with the provisions hereof) without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
          SECTION 9.5. Waiver. Any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived at any time prior to the Effective Time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to, any subsequent or other failure.
ARTICLE 10
GENERAL PROVISIONS
          SECTION 10.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight courier or by facsimile (upon confirmation of receipt) to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

(a)	if to Parent or Merger Sub:

Energy Conversion Devices, Inc.
2956 Waterview Drive
Rochester Hills, MI 48309
Attention: General Counsel
Fax: (248) 844-1214

with a copy to:

Covington & Burling LLP
1201 Pennsylvania Avenue, N.W.
Washington, DC 20004
Attention: W. Andrew Jack
Fax: (202) 778-5232

(b)	if to the Company:

Solar Integrated Technologies, Inc.
17777 Center Court Drive
Suite 150
Cerritos, CA 90703
Attention: Chief Executive Officer
Fax: (323) 231-0517

with a copy to:

Jones Day
1755 Embarcadero Road
Palo Alto, CA 94303
Attn: Stephen E. Gillette
Daniel R. Mitz
Fax: (650) 739-3900

and to

Jones Day
21 Tudor Street
London EC4Y 0DJ
United Kingdom
Attention: John R. Phillips
Fax: +44.20.7039.5999
     Notice so given shall (in the case of notice so given by mail) be deemed to be given when received and (in the case of notice so given by cable, telegram, facsimile, telex or personal delivery) on the date of actual transmission or (as the case may be) personal delivery.
          SECTION 10.2. Representations and Warranties. The representations and warranties contained in this Agreement shall not survive the Merger.
          SECTION 10.3. Knowledge Qualifiers. “To the knowledge of the Company” and similar phrases mean the actual conscious knowledge of, or the knowledge that would reasonably be expected to be obtained based upon the position or office of, any officer or director of the Company or any of the Company Subsidiaries.
          SECTION 10.4. Interpretations. When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article, Section or Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Any references in this Agreement to “the date hereof” refers to the date of execution of this Agreement. The word “or” shall not be exclusive. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.
          SECTION 10.5. Governing Law; Jurisdiction.
          (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
          (b) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any state or federal court located in the State of Delaware or in the Court of

Chancery of the State of Delaware in the event any dispute arises out of this Agreement, the Merger or any of the other Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than a state or federal court located in the State of Delaware or the Court of Chancery of the State of Delaware.
          (c) Each of the parties to this Agreement irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or any of the Transactions.
          SECTION 10.6. Counterparts; Facsimile Transmission of Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of facsimile transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.
          SECTION 10.7. Assignment; No Third Party Beneficiaries.
          (a) This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void, except that Parent and Merger Sub, upon prior written notice to the Company, may assign, in their sole discretion, any of or all of their respective rights, interests and obligations under this Agreement to Parent or to any Affiliate of Parent, but no such assignment shall relieve Parent or Merger Sub of any of their respective obligations hereunder.
          (b) Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof, except that from and after the Effective Time each Indemnified Party, each beneficiary of the D&O Insurance and each counterparty to the Company or a Company Subsidiary under the Contracts set forth on Schedule 7.7(c) is an intended third party beneficiary of Section 7.7, and such Persons and his or her heirs, executors, administrators and other legal representatives (the “Third Party Beneficiaries”) may specifically enforce such provisions. The rights of the Third Party Beneficiaries under Section 7.7 are in addition to, and not in substitution for, any other rights that the Third Party Beneficiaries may have by contract or otherwise. No covenant or other undertakings in this Agreement shall constitute an amendment to any employee benefit plan, program, policy or arrangement, and any covenant or undertaking that suggests that an employee benefit plan, program, policy or arrangement will be amended shall be effective only upon the adoption of a written amendment in accordance with the amendment procedures of such plan, program, policy or arrangement.
          SECTION 10.8. Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.
          SECTION 10.9. Entire Agreement. This Agreement (including the Schedules and Exhibits hereto), the Company Disclosure Letter and the Confidentiality Agreement contain all of the terms of the understandings of the parties hereto with respect to the subject matter hereof or thereof.
          SECTION 10.10. Enforcement. Notwithstanding any other provision of this Agreement (including Section 9.2 and Section 9.3), the parties hereto agree that irreparable damage would occur, damages would be difficult to determine and would be an insufficient remedy and no other adequate remedy would exist at law or in equity, in each case in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (or any party hereto threatens such a breach). It is accordingly agreed that, prior to any valid termination of this Agreement in accordance with Section 9.1, (a) each party shall be entitled at its election to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, (b) the parties waive any requirement for the securing or posting of any bond, guarantee or other undertaking in connection with the obtaining of any specific performance or injunctive relief and (c) the parties will waive, in any action for specific performance, the defense of adequacy of a remedy at law. Either party’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled, including without limitation the right to pursue remedies for liabilities or damages incurred or suffered by such party in the case of a breach of this Agreement involving fraud or willful or intentional misconduct.
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          IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above.

Solar Integrated Technologies, Inc.
By:
Name:
Title:

Energy Conversion Devices, Inc.
By:
Name:
Title:

SIT Acquisition Co.
By:
Name:
Title:
[Signature Page to Merger Agreement]

SCHEDULE I
Voting Agreement Stockholders
Brian E. Caffyn
Bruce M. Khouri
R. Randall MacEwen
David R.W. Potter

SCHEDULE II
Company Material Adverse Effect Exclusions
1. The matters referred to as the Known Product Issue Disclosures (as defined in the Company Disclosure Letter), excluding the first paragraph of such Known Product Issue Disclosures.
2. Claims or defaults arising from the Supply and Cooperation Agreement, dated as of April 28, 2008, between the Company and United Solar Ovonic LLC.

EXHIBIT A
Voting Agreement
[See attached]

EXHIBIT B
Form of Letter of Transmittal
[See attached]

EXHIBIT C
Licensed Contractors
John Bernard Haley Jr.
Bruce M. Khouri